UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Soliciting Material Pursuant to § 240.14a-12

GENERAL CABLE CORPORATION

(Name of Registrant as Specified in Its Charter)

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GENERAL CABLE CORPORATION

4 Tesseneer Drive

Highland Heights, Kentucky 41076

Telephone (859) 572-8000

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders, which will be held at 11:00 a.m., Eastern Daylight Time, Thursday, May 10, 2007, at the World Headquarters offices of General Cable Corporation, 4 Tesseneer Drive, Highland Heights, Kentucky 41076.

You will find enclosed a notice of our 2007 Annual Meeting that identifies the three proposals for shareholder action.  We encourage you to read the Proxy Statement carefully.

As you will note from the enclosed proxy material, the Board of Directors recommends that you vote FOR each of the proposals set forth in the Proxy Statement.

Sincerely,

GREGORY B. KENNY

President and Chief Executive Officer

March 26, 2007

YOUR VOTE IS IMPORTANT. YOU MAY VOTE BY THE INTERNET OR TELEPHONE OR BY SIGNING AND RETURNING THE PROXY CARD. PLEASE FOLLOW THE INSTRUCTIONS ON THE PROXY CARD FOR THE VOTING METHOD YOU SELECT.

General Cable Corporation

4 Tesseneer Drive

Highland Heights, Kentucky 41076

Telephone (859) 572-8000

NOTICE OF THE 2007 ANNUAL MEETING OF SHAREHOLDERS

The 2007 Annual Meeting of Shareholders of General Cable Corporation (“General Cable”) will be held on Thursday, May 10, 2007, at 11:00 a.m., Eastern Daylight Time, at the World Headquarters of General Cable located at 4 Tesseneer Drive, Highland Heights, Kentucky 41076, to consider and act upon the following proposals:

1.

Election of one Director;

2.

Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, to audit General Cable’s 2007 consolidated financial statements and internal control over financial reporting;

3.

Amendment of General Cable’s Certificate of Incorporation to increase our authorized shares of common stock; and

4.

Such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 12, 2007, are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Robert J. Siverd

Secretary

March 26, 2007

PROXY STATEMENT

TABLE OF CONTENTS

Page
ELECTION OF DIRECTORS (Proposal 1)	5
Nominee for Director	6
The Board, its Committees and Meetings	8
REPORT OF AUDIT COMMITTEE	10
BENEFICIAL OWNERSHIP OF SHARES BY MANAGEMENT	13
SIGNIFICANT SHAREHOLDERS	14
EXECUTIVE COMPENSATION	15
Compensation Discussion and Analysis	15
Summary Compensation Table	23
Grants of Plan-Based Awards Table	24
Outstanding Equity Awards at December 31, 2006 Table	28
Option Exercises and Stock Vested During Fiscal Year 2006 Table	29
Pension Benefits Table	30
Non-Qualified Deferred Compensation Table	31
Director Compensation Table	32
Change in Control and Other Post-Employment Payments and Benefits	33
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	41
TRANSACTIONS WITH RELATED PERSONS	41
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO AUDIT GENERAL CABLE’S 2007 CONSOLIDATED FINANCIAL STATEMENTS AND INTERNAL CONTROL OVER FINANCIAL REPORTING (Proposal 2)	41
PROPOSED AMENDMENT OF CERTIFICATION OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF GENERAL CABLE COMMON STOCK (Proposal 3)	42
OTHER INFORMATION	43

PROXY STATEMENT

The Board of Directors of General Cable Corporation (“General Cable” or the “Company”) is providing this Proxy Statement for the solicitation of proxies from holders of outstanding common stock for the 2007 Annual Meeting of Shareholders (“Annual Meeting”) on May 10, 2007, and at any adjournment of the meeting.  The principal executive offices of General Cable are located at 4 Tesseneer Drive, Highland Heights, Kentucky 41076.  General Cable is sending this Proxy Statement, proxy form, and General Cable’s Annual Report to Shareholders for 2006 to all shareholders entitled to receive notice and to vote at the Annual Meeting beginning on or about April 3, 2007.

VOTING PROCEDURES

Your Vote is Very Important

Our Annual Meeting this year is being held at our World Headquarters offices in Highland Heights, Kentucky.  Whether or not you plan to attend our Annual Meeting, please take the time to vote either by the Internet or telephone using the instructions on the proxy card or by completing and mailing the enclosed proxy card as soon as possible.  If you decide to vote using the proxy card, you must sign, date and mail it and indicate how you want to vote.  If you do not so indicate, your proxy will be voted as recommended by the Board of Directors.

Record Date

Holders of record of General Cable common stock, par value $0.01 per share, at the close of business on March 12, 2007 (the “Record Date”) will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments.  At the Record Date, 52,259,737 shares of common stock were issued and outstanding.

How to Revoke Your Proxy

If you later wish to revoke your proxy, you may do so by (1) sending a written statement to that effect to the Secretary of General Cable at the above address; (2) submitting a properly signed proxy having a later date; (3) making an oral revocation by telephone using the telephone voting instructions on the proxy card; or (4) voting in person at the Annual Meeting at our World Headquarters offices.

Vote Required and Method of Counting Votes

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Number of Shares Outstanding.  At the close of business on the Record Date, there were 52,259,737 shares of common stock outstanding and entitled to vote at the Annual Meeting.

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Vote Per Share.  You are entitled to one vote per share on matters presented at the Annual Meeting.  Shareholders do not have cumulative voting rights in the election of Directors.

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Quorum.  A majority of outstanding shares, present or represented by proxy, makes a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (i.e., when a broker does not have authority to vote on a specific issue) are counted as present for purposes of determining a quorum.

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Vote Required.  The following is an explanation of the vote required for each of the three items to be voted on at the Annual Meeting.

Proposal 1 -- Election of Directors

The nominees receiving the highest number of votes will be elected.  If you do not wish your shares to be voted for a nominee, you may withhold votes using the telephone voting instructions on the proxy card or you may withhold votes by indicating in the space provided on the proxy card.

Proposal 2  -- Ratification of Appointment of Auditors

The affirmative vote of a majority of shares present in person or by proxy is required for approval of Proposal 2.

Proposal 3 -- Amendment of Certificate of Incorporation to Increase Authorized Shares

The affirmative vote of a majority of shares present in person or by proxy is required for approval of Proposal 3.

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Abstentions and Broker Non-Votes.  Abstentions and broker non-votes will have no legal effect on the election of Directors.  Abstentions will have the effect of a vote against Proposal 2 and Proposal 3.  Member firms of the New York Stock Exchange (“NYSE”) have authority to vote in their discretion on Proposals 1, 2 and 3 as routine items in the absence of a voting directive from a beneficial owner of the stock.  Broker non-votes will not count as votes against any proposal at the Annual Meeting.

Discretionary Voting Power

The Board knows of no other matters to be presented for shareholder action at the Annual Meeting.  In addition, on matters raised at the Annual Meeting that are not covered by this Proxy Statement, the persons named in the proxy card will have full discretionary authority to vote unless a shareholder has followed the advance notice procedures discussed below under “Nominees for Director.”  If any nominee for election as a Director becomes unable to accept nomination or election, which we do not anticipate, the persons named in the proxy will vote for the election of another person recommended by the Board.

ELECTION OF DIRECTORS

(Proposal 1)

One Director will be elected at the 2007 Annual Meeting.

Under General Cable’s Certificate of Incorporation, the Board is divided into three classes of Directors serving staggered three-year terms.  Each class is to be as nearly equal in number as reasonably possible.  Terms of office for Directors were set up so that the initial term of office of Class I Directors expired at the 1998 annual meeting; the initial term of Class II Directors expired at the 1999 annual meeting; and the initial term of Class III Directors expired at the 2000 annual meeting.  This year, at the

2007 Annual Meeting, the term of Directors in Class I expires.  There is currently one Class I Director and one vacancy in Class I, which the Board of Directors on recommendation of the Corporate Governance Committee does not expect to fill in the near term.  The Board believes that its current size facilitates productive Board and Committee level interactions and decision making.  Directors elected to succeed Directors whose terms have expired have a term of office lasting three years and until their successors are elected.  Class II and Class III Directors will serve until the 2008 and 2009 Annual Meetings, respectively, and until their successors are elected and qualified or until their earlier resignation or removal.

Set forth below is certain information relating to the person who was nominated by the Board of Directors on February 14, 2007, for reelection as Class I Director at the Annual Meeting.  Also set forth below is information about Class II and Class III continuing Directors.  The information is based on data furnished to General Cable by the individual Directors.  The new term of office for the nominee runs from the 2007 Annual Meeting until the Annual Meeting of Shareholders to be held in 2010 and until his successor shall have been elected and qualified.

Class I Director Nominee for Election at the Annual Meeting

John E. Welsh, III Age 56 Director since 1997 Nonexecutive Chairman of the Board and Member of the Audit, Compensation and Corporate Governance Committees

Mr. Welsh is currently President of Avalon Capital Partners LLC, an investment firm focused on private equity and venture capital investments.  From October 2000 to December 2002, he was a Managing Director of CIP Management LLC, the management company for Continuation Investments Group Inc. From November 1992 to December 1999, he served as Managing Director and Vice-Chairman of the Board of Directors of SkyTel Communications, Inc. and as a Director of the company from September 1992 until December 1999.  Prior to 1992, Mr. Welsh was a Managing Director in the Investment Banking Division of Prudential Securities, Inc.

Class II Continuing Directors

Gregory B. Kenny Age 54 Director since 1997 President and Chief Executive Officer of General Cable

Mr. Kenny has served as President and Chief Executive Officer of General Cable since August 2001.  He was President and Chief Operating Officer of General Cable from May 1999 to August 2001.  From March 1997 to May 1999, he was Executive Vice President and Chief Operating Officer of General Cable.  From June 1994 to March 1997, he was Executive Vice President of the subsidiary of General Cable which was General Cable’s immediate predecessor.  Mr. Kenny is a Director of a number of General Cable subsidiaries.  He is also a Director of Corn Products International, Inc. (NYSE: CPO) and IDEX Corporation (NYSE: IEX).

Robert L. Smialek Age 63 Director since 1998 Chairman of the Compensation Committee, Member of the Audit and Corporate Governance Committees

Mr. Smialek has been a private investor and consultant since August 2002.  He was President and Chief Executive Officer of Applied Innovation Inc. (NASDAQ: AINN) from July 2000 to August 2002.  From May 1993 to July 1999 he served as President and Chief Executive Officer of the Insilco Corporation.  Prior to 1993, Mr. Smialek served as the Group President and Chief Operating Officer of the Temperature and Appliance Controls Group of Siebe, plc.  He was Group Vice President for the Tracor Instruments Group from 1988 to 1990. For the prior 19 years, Mr. Smialek worked for the General Electric Company in various operations management positions.

Class III Continuing Directors

Gregory E. Lawton Age 56 Director since 1998 Chairman of the Corporate Governance Committee and Member of the Audit and Compensation Committees

Mr. Lawton has been a private investor and consultant since March 2006 and served as President and Chief Executive Officer of JohnsonDiversey, Inc. from October 2000 to February 2006.  From January 1999 until September 2000, he was President and Chief Operating Officer of Johnson Wax Professional.  Prior to joining Johnson Wax, Mr. Lawton was President of NuTone Inc., a subsidiary of Williams plc based in Cincinnati, Ohio, from 1994 to 1998.  From 1989 to 1994, Mr. Lawton served with Procter & Gamble (NYSE: PG) where he was Vice President and General Manager of several consumer product groups.

Craig P. Omtvedt Age 57 Director since 2004 Chairman of the Audit Committee and Member of the Compensation and Corporate Governance Committees

Mr. Omtvedt has been Senior Vice President and Chief Financial Officer of Fortune Brands, Inc. (NYSE: FO) since 2000.  Previously, he held positions with Fortune Brands as Senior Vice President and Chief Accounting Officer from 1998 to 1999; Vice President and Chief Accounting Officer from 1997 to 1998; Vice President, Deputy Controller and Chief Internal Auditor from 1996 to 1997; Deputy Controller from 1992 to 1996; and Director of Audit from 1989 to 1992. Before joining Fortune Brands, Mr. Omtvedt worked for Pillsbury Company in Minneapolis, Minnesota from 1985 to 1989 in various audit and controller roles.

The Board, its Committees and Meetings

The General Cable Board of Directors meets regularly during the year.  In 2006, the Board of Directors held five regular meetings and three special meetings.  As a matter of policy, the Company expects Directors to attend each Annual Meeting, and in 2006, all Directors attended the Annual Meeting.  The Board currently has five members; there is one vacancy in Class I as a result of a resignation.  The Board has determined that Messrs. Lawton, Omtvedt, Smialek and Welsh, who are not employees of the

Company, are independent based on application of the rules and standards of the NYSE.  General Cable has three standing Committees, which are the Audit Committee, the Compensation Committee, and the Corporate Governance Committee which meet regularly.  In 2006, each Director attended at least 75% of the total number of meetings of the Board of Directors and of the Committees on which he served.

The Board generally will have six regularly scheduled meetings a year for the non-management Directors without management present.  These sessions usually take place around regularly scheduled Board meetings.  The Nonexecutive Chairman will preside at such meetings.  The non-management Directors also may and do meet without management present at other times as are determined by the Nonexecutive Chairman.

Compensation arrangements for non-management Directors are discussed in connection with the Director Compensation Table (see page 32).

Shareholders and other interested persons may communicate with the Board, including the Nonexecutive Chairman and the non-management Directors, on matters of interest.  The Company has established a special email address and telephone number for these communications which are posted on the Company’s website (www.generalcable.com) via the Investor Relations page.  Our general telephone number is (859) 572-8000; our main email address is info@generalcable.com.  The email address and telephone number are posted on the Company’s website.  (Information on the Company’s website is not incorporated by reference into this Proxy Statement.)  Shareholders and other interested persons may also contact the Directors, including non-management Directors, anonymously by using the special email address (chairman@generalcable.com and directors@generalcable.com) and telephone number (800) 716-3565.  Communications to these Directors initially will be reviewed by the Secretary and routed to the Chairman or a Board Committee as appropriate.

The membership and functions and other relevant information relating to each Committee are described below:

Audit Committee:  Consists of Craig P. Omtvedt (Chairman), Gregory E. Lawton, Robert L. Smialek and John E. Welsh, III, who are independent under the rules of the NYSE.  The Committee assists in Board oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal requirements and performance of the Company’s internal audit functions and independent auditors. This Committee also determines the independent registered public accounting firm that General Cable retains as its independent auditor.  None of the members of the Committee are officers or employees of General Cable.  The Audit Committee met nine times in 2006.  The Board of Directors has determined that each of the members of the Committee named above is an Audit Committee financial expert under rules of the Securities and Exchange Commission (“SEC”).

The Audit Committee has adopted formal preapproval policies and procedures relating to the services provided by its independent auditor consistent with requirements of the SEC rules.  Under the Company’s preapproval policy, all audit and permissible non-audit services provided by the independent auditors must be preapproved.  The Audit Committee will generally preapprove a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year.  Any services that are not included in the approved list of services must be separately preapproved by the Audit Committee.  The Committee delegates to the Chairman the authority to approve permitted audit and non-audit services to be provided by the independent auditor between Committee meetings for the sake of efficiency.  The Committee Chairman reports any such interim preapproval at the next meeting of the Committee.

REPORT OF THE AUDIT COMMITTEE

General Cable’s Audit Committee is furnishing the following report under the rules of the SEC:

The Audit Committee provides oversight relating to the integrity of the Company’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes.  The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board, which is posted on the Company’s website (www.generalcable.com) and is accessible to anyone via the Investor Relations page.  It is also available in print to any shareholder on request to the Corporate Secretary at General Cable’s World Headquarters at 4 Tesseneer Drive, Highland Heights, Kentucky 41076.  The Audit Committee reviews its Charter annually.

The Audit Committee is responsible for overseeing the Company’s overall financial reporting process.  In fulfilling its responsibilities for calendar 2006, the Audit Committee:

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Reviewed and discussed the audited financial statements for the year ended December 31, 2006, with management and Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates (together, the “Deloitte Entities”), the Company’s independent auditors;

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Discussed with the Deloitte Entities the matters required to be discussed by Statement on Auditing Standards No. 61, as amended or modified, relating to the conduct of the audit;

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Received written disclosures and the letter from the Deloitte Entities regarding their  independence as required by Independence Standards Board Standard No. 1.  The Audit Committee discussed with the Deloitte Entities their independence; and

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Exercised oversight in other areas relating to the financial reporting and audit process that the Committee determined appropriate, including the Company’s compliance program relating to Section 404 of the Sarbanes-Oxley Act and the Company’s risk assessment and risk management programs.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and the Deloitte Entities as discussed above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Audit Committee:

Craig P. Omtvedt, Chairman

Gregory E. Lawton

Robert L. Smialek

John E. Welsh, III

Compensation Committee:  Consists of Robert L. Smialek (Chairman), Gregory E. Lawton, Craig P. Omtvedt, and John E. Welsh, III.  The Compensation Committee reviews and acts on General Cable’s executive compensation and employee benefit plans and programs, including their establishment, modification and administration.  It also determines the compensation of the Chief Executive Officer and other executive officers.  None of the members are officers or employees of General Cable; all are independent under the rules of the NYSE.  The Compensation Committee’s charter is posted on the

Company’s website and is accessible to anyone via the Investor Relations page.  It is also available in print to any shareholder on request to the Corporate Secretary at General Cable’s World Headquarters.  The Compensation Committee met five times in 2006.

Corporate Governance Committee:  Consists of Gregory E. Lawton (Chairman), Craig P. Omtvedt, Robert L. Smialek and John E. Welsh, III.  The Corporate Governance Committee considers and recommends nominees for election as Directors, appropriate Director compensation, and the membership and responsibilities of Board committees.  It conducts, in conjunction with the Compensation Committee, an annual performance evaluation of the Chief Executive Officer (“CEO”) and sets performance objectives for the CEO.  The Corporate Governance Committee also reviews management development and succession policies and practices.  A copy of the Corporate Governance Committee’s charter is available on the Company’s website and is accessible to anyone via the Investor Relations page.  It is also available in print to any shareholder on request to the Corporate Secretary at General Cable’s World Headquarters.  In addition, the Corporate Governance Committee provides oversight with regard to the Company’s Code of Business Conduct and Ethics that applies to its Directors, officers, and employees.  A copy of the Code of Business Conduct and Ethics is available on the Company’s website via the Investor Relations page.  It is also available in print to any shareholder on request to the Corporate Secretary at General Cable’s World Headquarters.  None of the members of the Corporate Governance Committee are officers or employees of General Cable; all are independent under the rules of the NYSE.  The Corporate Governance Committee met three times in 2006.

The Corporate Governance Committee as noted is responsible for considering and recommending nominees for election as Director.  In carrying out its duties, the Corporate Governance Committee engages third-party search firms to assist in identifying and assessing qualifications of Director candidates.  Director qualifications and related responsibilities are set forth in the Company’s Corporate Governance Principles and Guidelines.  The Guidelines are posted on the Company’s website via the Investor Relations page.  Under these Guidelines, the Corporate Governance Committee expects that Directors of the Company should possess the highest personal and professional values, ethics, and integrity and should be committed to represent and advance the long-term interests of the Company’s shareholders. Directors must have an inquisitive and objective perspective, practical experience and maturity of judgment.  General Cable aims to have a Board representing diverse experience in business, finance, technology, and other disciplines relevant to the Company’s business activities.

Directors of our Company are also expected to attend all scheduled Board and Committee meetings and to be prepared for the meetings by reviewing the materials provided to them in advance of the meetings.  Directors must be willing to devote sufficient time to carry out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time.  Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities that would adversely affect their ability to fulfill their duties and responsibilities as Directors.  Further, Directors who also serve as CEO or in equivalent positions should not serve on more than two boards of public companies in addition to the General Cable Board, and other Directors should not serve on more than four other boards of public companies.  Current positions in excess of those limits may be maintained unless the Board determines that doing so would impair the Director’s service on the Company’s Board.  Lastly, the Board does not believe that arbitrary term limits on Directors’ service are appropriate; nor does it believe that Directors should expect to be renominated annually until they reach retirement age.  The Board does believe that 70 is an appropriate retirement age for outside Directors.  However, the Board will utilize its own self-evaluation process as an important determinant of Board tenure.

Each year, the Corporate Governance Committee recommends a slate of nominees to the Board which proposes nominees to the shareholders for election to the Board.  In connection with its  recommendations, the Corporate Governance Committee considers whether the Director candidates have the requisite qualifications and skills that are identified above and the commitment and willingness to serve on the Board in accord with the Company’s Corporate Governance Principles and Guidelines.

The Corporate Governance Committee will consider shareholder suggestions for nominees when submitted in accord with the provisions of our Bylaws.  Under General Cable’s Bylaws, shareholders may present any proposals for shareholder vote, including the election of Directors, by following the advance notice procedure described below.  Under this procedure, the candidates eligible for election at a meeting of shareholders will be candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder.  Shareholders will be given a reasonable opportunity at the Annual Meeting to nominate candidates for the office of Director.  The Bylaws require that a shareholder wishing to nominate a Director candidate must first give the Secretary of General Cable a written nomination notice at least 60 (sixty) days before the date of the Annual Meeting.

The nomination notice must set forth the following information as to each individual nominated:

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The name, date of birth, business address and residence address of the individual;

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The business experience during the past five years of the nominee, including his or her principal occupations and employment during such period, the name and principal business of any corporation or other organization in which those occupations and employment were carried on, and additional information about the nature of his or her responsibilities and level of professional competence which permits an assessment of the candidate’s prior business experience;

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Whether the nominee is or has ever been at any time a Director, officer or owner of 5% or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity;

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Any directorships held by the nominee in any company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or covered by Section 15(d) of that Act or any company registered as an investment company under the Investment Company Act of 1940, as amended; and

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Whether, in the last five years, the nominee was convicted in a criminal proceeding or has been subject to a judgment, order, finding or decree of any federal, state or other governmental entity concerning any violation of federal, state or other law, or any proceeding in bankruptcy, which conviction, order, finding, decree or proceeding may be material to an evaluation of the ability or integrity of the nominee.

The nomination notice must also provide the following information about the person submitting the nomination notice and any person acting in concert with that person: (1) the name and business address of that person, (2) the name and address of that person as they appear in the Company’s books, and (3) the class and number of General Cable shares that are beneficially owned by that person.  The nomination notice must include the nominee’s signed written consent to being named in a proxy statement as a nominee and to serve as a Director if elected.  If the presiding officer at any shareholder’s meeting determines that a nomination was not made in accord with these procedures, he or she will so declare to the meeting and the defective nomination will be disregarded.

The Board of Directors recommends that shareholders vote FOR the election of the  nominee for Director.

BENEFICIAL OWNERSHIP OF SHARES BY MANAGEMENT

The following Table sets forth information, as of March 1, 2007, concerning the beneficial ownership of General Cable’s common stock by (i) each Director and Director nominee of General Cable; (ii) each executive officer of General Cable named in the Summary Compensation Table; and (iii) all Directors and executive officers of General Cable as a group.  This information is based on data furnished by the named persons.  The beneficial owners of common stock listed below have sole investment and voting power with respect to these shares, except as otherwise indicated.

Share Ownership Table

Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Number	Percent of Class (2)
Gregory B. Kenny, Director and Officer	711,536 (3)	1.35
Gregory E. Lawton, Director	49,106 (4)	*
Craig P. Omtvedt, Director	12,089 (5)	*
Robert J. Siverd, Officer	296,821 (6)	*
Robert L. Smialek, Director	40,483 (7)	*
Christopher F. Virgulak, Officer	73,188 (8)	*
John E. Welsh, III, Nominee for Director	157,458 (9)	*
All Directors and executive officers as a group	1,340,681	2.54

*  Means less than 1.0%

(1)

Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the shares.

(2)

The percentages shown are calculated based on the total number of shares of common stock which were outstanding at the Record Date (52,259,737 shares of common stock).

(3)

Includes 60,129 shares of restricted and unrestricted common stock awarded to Mr. Kenny under the General Cable Stock Incentive Plans as to which he has voting power; 373,407 shares of restricted and unrestricted common stock deferred under the General Cable Deferred Compensation Plan; and 278,000 shares covered by stock options which may be exercised by Mr. Kenny within 60 (sixty) days of March 1, 2007.

(4)

Includes 26,106 shares of common stock deferred under the General Cable Deferred Compensation Plan and 23,000 shares covered by stock options which may be exercised by Mr. Lawton within 60 (sixty) days of March 1, 2007.

(5)

Includes 5,756 shares of common stock deferred under the General Cable Deferred Compensation Plan; 3,333 shares covered by stock options which may be exercised by Mr. Omtvedt within 60 (sixty) days of March 1, 2007; and 3,000 shares of common stock held directly by Mr. Omtvedt.

(6)

Includes 20,084 shares of restricted common stock awarded to Mr. Siverd under the General Cable Stock Incentive Plans as to which he has voting power; 79,028 shares of restricted and unrestricted common stock deferred under the General Cable Deferred Compensation Plan; and 140,000 shares covered by stock options which may be exercised by Mr. Siverd within 60 (sixty) days of March 1, 2007.

(7)

Includes 26,106 shares of common stock deferred under the General Cable Deferred Compensation Plan; 9,500 shares covered by stock options which may be exercised by Mr. Smialek within 60 (sixty) days of March 1, 2007; and 4,877 shares of common stock held directly by Mr. Smialek.

(8)

Includes 9,561 shares of restricted common stock awarded to Mr. Virgulak under the General Cable Stock Incentive Plans as to which he has voting power, and 63,627 shares of restricted and unrestricted common stock deferred under the General Cable Deferred Compensation Plan.

(9)

Includes 83,458 shares of common stock deferred under the General Cable Deferred Compensation Plan; 64,000 shares covered by stock options which may be exercised by Mr. Welsh within 60 (sixty) days of March 1, 2007; and 10,000 shares of common stock held directly by Mr. Welsh.

SIGNIFICANT SHAREHOLDERS

The following Table sets forth information about each person known to General Cable to be the beneficial owner of more than 5% of General Cable’s common stock.  General Cable obtained this information from its records and statements filed with the SEC under Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 and received by General Cable through the Record Date.

	Amount and Nature of Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number	Percent of Class(2)
Fidelity Management & Research Corp. 82 Devonshire St. Boston, MA 02109	3,088,955 (3)	5.91
JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017	2,734,300 (4)	5.23

(1)

Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the shares.

(2)

The percentages shown are calculated based on the total number of shares of common stock which were outstanding at the Record Date (52,259,737 shares of common stock).

(3)

These shares of General Cable common stock are owned by FMR Corp. as a parent holding company, Fidelity Management & Research Company (“Fidelity”), Fidelity Low Priced Stock Fund and Edward C. Johnson 3d and members of his family.  Fidelity beneficially owns 3,088,955 shares or 5.91% of the common stock of General Cable by reason of its acting as investment advisor to various registered investment companies.  Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, has sole power to dispose of 3,088,955 shares of General Cable common stock and sole power to vote or direct the voting of 457,755.  Members of the Johnson family are the predominant owners of Series B shares of FMR Corp. common stock representing about 47% of the voting power of FMR Corp.

(4)

These shares of General Cable common stock are owned by JPMorgan Chase & Co. and its wholly-owned subsidiaries: JPMorgan Chase Bank, National Association; J.P. Morgan Investment Management, Inc.; JPMorgan Investment Advisors Inc.; and J.P. Morgan Trust Company of Delaware.  Of the shares listed, JPMorgan Chase & Co. has sole power to vote 2,623,075 shares of General Cable common stock; shared power to vote 1,835 shares of General Cable common stock; sole dispositive power over 2,690,455 shares of General Cable common stock and shared dispositive power over 345 shares of General Cable common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of our Compensation Philosophy

At General Cable, we have compensation programs that address our Company Human Resource needs and reflect our corporate culture.  Our compensation philosophy is based on several guiding principles set forth below.

●

We target the median of the market in which General Cable competes for executive talent.

●

We provide executives opportunities to earn above-market incentive payments based on above-market performance.

●

We strive to align the earnings prospects and interests of executives and managers with those of our shareholders.

●

We have policies which require executives to hold meaningful amounts of General Cable equity.

●

We seek to retain and motivate a talented management team to continually maximize shareholder value.

Components of Our Total Compensation

In line with this philosophy, General Cable provides compensation programs with both fixed and variable components.  Fixed compensation, which consists of base salary and benefits, is designed to attract and retain executive talent.  Variable compensation depends in part upon both the Company’s and the individual’s performance thus aligning the executive’s interests with those of our shareholders.  The main elements of the Company’s 2006 executive officer compensation programs are outlined in the Table below.

Compensation Element	Purpose	Key Considerations
Base Salary	Represents pay for an individual’s primary duties and responsibilities.

Base salaries are reviewed annually and are established based on scope of responsibility, individual performance and competitiveness versus the relevant external market and the Company’s operating performance.

Compensation Element	Purpose	Key Considerations
Annual Incentives	Rewards achievement of specific financial goals, including consolidated and business team results with adjustments based on individual performance.

Performance-based cash incentive opportunity; the amount actually earned will vary relative to the targeted level based on General Cable’s actual results.  Target awards are set at approximately 50th percentile of the market.

Restricted Stock	Provides awards under a plan designed to enhance executive stock ownership as well as an incentive for retention and sustaining shareholder value.	Value of awards is directly dependent on General Cable share price.
Stock Options	Provides awards under a plan that rewards participants if the value of General Cable’s stock increases.	Performance-based long term incentive opportunity; amounts realized depend on share price appreciation.
Retirement Benefits	Provides benefits to executives at retirement from the Company.

Our core plan is a defined contribution retirement and savings plan, including a 401(k) employee contribution with matching Company contributions (“Retirement Plan”).  The Retirement Plan is identical to the plan provided to non-executive employees.

We have a non-qualified supplemental or excess retirement plan (“BEP”), which provides benefits in excess of IRS limits under the Retirement Plan.

We also have a supplemental executive retirement plan with defined benefits payable on retirement under specific conditions.  The amount of plan benefits is offset by the value of the executive’s matching Company contributions and Company retirement contributions accounts in the Retirement Plan and the BEP, and one-half of applicable Social Security benefit.

Welfare Plans and Other Benefits	Provide for basic health care, life and income security needs.	Life, medical, dental, disability and other employee welfare benefits, severance protection, fringe benefits and limited perquisites.

The overall executive compensation program at General Cable is designed to be consistent with the compensation philosophy described above.  General Cable targets the following mix of compensation for its Named Executive Officers.

	Percent of Total Direct Compensation
Compensation Element	Chief Executive Officer	Other Executive Officers
Base Salary	34.8	50.1
Target Annual Incentives	49.7	41.3
Long-term Incentives	15.4	8.5

Total direct compensation is the sum of each executive’s base salary and the value of short and long-term incentive awards.

Other non-cash compensation is provided to General Cable executives through employee benefits and limited perquisites.  The Company believes these non-cash compensation elements are consistent with relevant competitive market practice and further our goal of attracting and retaining executive management.

Our Compensation Committee Process

The Compensation Committee determines General Cable’s compensation philosophy.  (The duties and responsibilities of the Compensation Committee are set forth on page 10.)  The Committee is also responsible for implementing our compensation philosophy and it approves the elements of our executive officers’ compensation.

The Chief Executive Officer’s overall compensation is set by the Compensation Committee in consultation with the Corporate Governance Committee during executive session based on its assessment of the Chief Executive Officer’s individual performance and the financial and operating performance of General Cable.  Compensation for the other Named Executive Officers is based on recommendations of the Chief Executive Officer and the Senior Vice President Human Resources to the Compensation Committee.  The Compensation Committee considers these recommendations based on each executive’s individual responsibility, experience and overall performance.  In setting total compensation, the Company applies a consistent approach for all executive officers.

To assist the Compensation Committee in discharging its responsibilities, including evaluating the competitiveness of executive compensation levels, the Compensation Committee has retained an independent outside consultant (Buck Consultants).  The outside consultant is engaged by and reports directly to the Compensation Committee.  Specifically, the consultant’s role is to work with the Compensation Committee through management (principally, the Senior Vice President of Human Resources) to develop information and guidance concerning best practices in the retention and motivation of employees related to all aspects of executive compensation.  The consultant is given assignments and direction during the year by the Chairman of the Compensation Committee with input from the Senior Vice President Human Resources.  Reports and information output from these assignments are presented to the Compensation Committee for consideration and appropriate action at Committee meetings.  In 2006, the Compensation Chair requested the outside consultant to provide an analysis of market and peer group data regarding base pay and bonus opportunity targets, the mix and weighing of various forms of compensation, and the competitiveness of each executive’s current compensation.  In addition, the consultant was asked by the Committee Chair to provide a review of long-term incentive plan trends.

The Compensation Committee initiated periodic reviews of executive pay tally sheets in 2005.  The tally sheets contain information showing the executives’ annual pay, both target and actual, and total realized and prospective wealth under various performance and employment assumptions.  Data from the tally sheets are considered by the Compensation Committee when establishing pay levels and opportunities.  Generally, the Compensation Committee reviews and adjusts target total compensation levels annually at its first meeting of the year.  The Committee will have met periodically during the prior year to consider compensation programs and to gain relevant information and context for determining compensation for executives.

The Company believes that to attract and retain qualified management, pay levels (including base salary, incentive compensation, and benefits) should be targeted at the 50th percentile (or median) of pay levels of comparable positions at comparable companies in the market, including the peer group.  Actual compensation does vary from these targets based on several factors including individual performance, experience, roles and responsibilities, Company performance and changes in the value of our equity.

The primary reference points for the determination of market pay practices are the compensation levels (base salary, short term and long term incentives) for companies with revenues and rates of return (total shareholder return and return on invested capital) and business activities that are generally consistent with General Cable’s in the manufacturing, durable goods and other relevant sectors.  The Company believes that pay levels should reflect the complexity and size of our business, our employee headcount and market capitalization, and revenues and rates of return are good surrogates for these factors.  In this regard, we rely on information prepared by our Human Resources function as well as information prepared by the outside consultant for the Compensation Committee, which summarizes external market practice.  The data are derived from pay surveys available to the Human Resource team and our outside consultant.

In addition to broad based data, in 2006, the Committee used survey data from the following companies to conduct benchmarking.

Amphenol Corp. Andrew Corp. Anixter International Inc. AVX Corp. Belden CDT Inc. Caraustar Industries Inc. Carlisle Companies Inc. Chesapeake Corp.	Commonwealth Industries Commscope Inc. Cooper Industries Ltd. Corning Inc. Hubbell Inc. Leggett & Platt Inc. Molex Inc. Mueller Industries Inc.	Ryerson Inc. Silgan Holdings Inc. Thomas & Betts Corp. Valmont Industries Inc. Vishay Intertechnology Inc. Wesco International, Inc. Wolverine Tube Worthington Industries Inc.

Information from the comparator group is used to validate data from other surveys, but it is not the sole benchmark used to set compensation for the executive officers.  Target total compensation of executive officers of General Cable, including the Chief Executive Officer, is determined after reviewing the executive’s performance, long-term potential, responsibilities and experience within the context of the market data.  In addition to these factors, the Company also considers internal comparisons of pay within the executive group.

The Committee takes into account the estimated accounting (pro forma expense) and the tax impact of all material changes to the executive compensation program and discusses such matters periodically during the year.  Generally, an accounting expense is accrued over the relevant service period for the particular pay element (generally equal to the performance period) and the Company realizes a tax deduction upon the payment to the executive.  The Compensation Committee has been advised that, based on current interpretations, stock options awarded under the Incentive Award Plan should satisfy the requirements for performance-based compensation under Code Section 162(m).  The Committee has also been advised that restricted stock awards which vest based on continued employment with the Company, do not qualify as performance-based compensation, and so may not be tax-deductible under Code Section 162(m).  In general, the policy of the Company and the Committee is to optimize the tax deductibility of executive compensation so long as deductibility is consistent with more important objectives of retaining executives and maintaining competitive, motivational performance-based compensation performance that is aligned with shareholder interests.

Base Salary.  Base salaries are an important element of compensation and provide executives with a base level of income.  In determining base pay, the Committee considers the executive’s responsibilities, individual performance against predetermined objectives, base salary competitiveness as compared to the external market, and General Cable’s operating performance.

Annual Incentives.  Annual cash bonuses under the General Cable Annual Incentive Plan (“AIP”) are intended to reward individual performance during the year, and therefore, can be highly variable from year to year.  They are determined by the Compensation Committee on a fully discretionary basis; cash incentives are not an entitlement.  For calendar 2006, executive officers under their employment agreements had an opportunity to earn cash rewards based on attainment of earnings per share goals and other previously set performance goals adopted in the first quarter of 2006.  The AIP earnings per share objectives for the 2006 award period were set as Entry level, Midpoint (Target level) and Outstanding; the Entry point was $1.01 EPS while the Target and Outstanding levels were 30% and 50% higher than the Entry level.  The Target level was set at 130% of the prior year’s actual results.  The AIP has a cap of 150% of target as a maximum award level.  The Committee may make negative adjustments to reduce a potential award in whole or in part based on the Compensation Committee’s assessment of individual performance by an executive against the established individual objectives.  No adjustments of this type have been made in regard to AIP awards for 2006.

Award levels at target under the AIP generally reflect the median of the competitive market (including the comparator group of companies listed earlier) with the opportunity to earn more or less depending on actual financial performance of the Company and individual performance.

Target AIP levels for the Chief Executive Officer and the Named Executive Officers in 2006 were as follows:  95% for Gregory Kenny, Chief Executive Officer, and 55% for the other two Named Executive Officers.  For 2006, corporate performance resulted in $2.70 EPS, which greatly exceeded the AIP financial targets above. The Committee also determined that individual objectives against predetermined individual performance goals for the year were met and the executives were awarded cash bonuses at the maximum AIP level.

Further, the Compensation Committee and the Board of Directors have the authority to award cash bonuses in addition to AIP awards, if in their judgment, there has been exceptional performance by an executive officer which has contributed to superior operating results of the Company in a calendar year.  The Board of Directors believes that the potential for such awards will help to motivate and retain more talented executive officers.

Long-Term Equity Incentives.  Long-term incentive awards are granted to General Cable executives under the 2005 Stock Incentive Plan approved by shareholders in 2005 (“2005 Stock Plan”).  Long-term incentive expected values are based on a review of current market practices provided by the General Cable Senior Vice President of Human Resources and the outside consultant to the Compensation Committee.  The actual grant for each executive is determined by the Committee taking into consideration individual performance, and to a lesser extent Company performance, within the context of market practices.

General Cable’s annual 2006 long-term incentive opportunity was provided through both stock options and restricted stock awards.  Awards for services in 2006 – made in 2007 -- were structured to provide 50% of the expected value in the form of stock options and 50% of the expected value in the form of restricted stock.  This represents a change from prior years when a different mix (75% restricted stock/25% options) was used.  The prior mix was aimed more on the purpose of retention.  After reconsidering the mix against current market practice, the Compensation Committee determined that, since stock options and restricted stock address specific aspects of the Company’s compensation philosophy that appear to be equally important, each type of award should be equally weighted.  Grants of stock options and restricted stock for executive officers are made on an annual basis on the date of the first meeting of the Compensation Committee; this date is set in advance in the prior year.  Option exercise prices and the shares of restricted stock are computed based on the fair market value of our common stock on the date of grant.  Awards may also be granted at the time of a special event, such as upon employment.

For 2006, Mr. Kenny and Mr. Siverd received non-qualified stock option grants with the following characteristics:

●

An exercise price equal to the market value of General Cable stock on the date of grant;

●

A three-year vesting period;

●

A term of ten years from the date of grant.

The grant date accounting (FAS 123R) fair value of these stock option grants is presented in the Summary Compensation Table notes on page 23.  Mr. Kenny and Mr. Siverd also received grants of restricted stock in February 2007 which vest ratably over five years from the date of grant.  The grant date accounting (FAS 123R) fair value of these grants is also shown in the footnotes to the Summary Compensation Table.  No dividends are paid on restricted stock.

Total 2006 Compensation for the Named Executive Officers

Amounts paid to the Executive Officers in 2006 are set forth in the Summary Compensation Table as called for by SEC disclosure rules.  However, for purposes of our compensation philosophy and process, we define total direct compensation for the Named Executive Officers for 2006 to mean the sum of salary and bonus set forth in the Summary Compensation Table plus the value of long-term incentive awards made by the Compensation Committee in February 2007.  (See notes 1 and 2 at page 23.)  This reflects the Committee’s long-standing practice and view that incentive awards should be made after the close of a calendar year; so incentive awards for 2006 were made in early 2007.

Retirement Plans and Other Company Benefits

The Chief Executive Officer and other Named Executive Officers participate in the full range and scope of retirement and welfare and other plans, except as noted below, as all other employees of General Cable. General Cable in this area as in other aspects of its compensation programs targets these types of benefits to be competitive with the median of the market it has identified.

Retirement Benefits.  General Cable and subsidiaries sponsor Retirement and Savings Plans (“Retirement Plans”) for salaried and nonunion hourly employees in the United States.  The Plans are tax-qualified, defined contribution plans under which fixed contributions are made for the account of each participating employee each year.  For salaried employees, under the retirement component, a contribution of 4% of eligible compensation is made and under the savings or 401(k) component a matching contribution is made in the amount of 2% of eligible compensation so long as the employee has contributed at least 4% of compensation through our payroll deduction program.  The federal statutory limit for eligible compensation in 2006 was $220,000.  These contribution and matching percentages are intended to reflect competitive market terms and conditions for plans of this type.  Participating employees may direct the investment of Company and individual contributions into one or more of the investment options offered by the Retirement Plans.  In addition, there is a Benefit Equalization Plan (“BEP”) sponsored by the Company, a non-qualified plan which provides for Company contributions to the account of participant and participants have the right to request allocations among certain investment options.  The BEP is designed to make up benefits on certain wages, which are not eligible for Company matching or retirement contributions because of Internal Revenue Service limits on inclusion of these amounts in our Retirement Plans.  The BEP has similar investment options and vesting requirements as the Retirement Plans.  Participants may receive their vested benefits under the Retirement Plans and BEP on termination or retirement from General Cable.

General Cable also has an unfunded, non-qualified Supplemental Executive Compensation Plan (“SERP”) adopted in 2000 in which a limited number of key managers, including the Named Executive Officers, participate.  This SERP generally provides for a target retirement benefit equal to 2.5% of final average pay times years of credited service (not greater than 20) to be paid upon retirement from the Company.  The actual SERP benefit is the excess of the target benefit offset by the sum of (i) the annuity equivalent of the vested portion of employer contributions under General Cable’s Retirement Plan and the BEP for the account of the employee (plus or minus investment gains or losses) including employer provided matching contributions, (ii) amounts payable under a frozen defined benefit plan, and (iii) 50% of the estimated age 65 retirement benefit payable under the Social Security Act.  Under the SERP, final average pay is defined as the average of the highest three consecutive years of compensation in the last five years.  SERP compensation includes base salary plus annual cash incentive compensation, other forms of incentive bonuses and amounts deferred under the Retirement Plan or the Non-Qualified Deferred Compensation Plan.  Service is credited under the Plan for the number of years and months of employment with the Company and its subsidiaries.  In addition, service with a prior employer may also be recognized.  The Named Executive Officers, credited service includes services with General Cable’s predecessor which was part of an affiliated group of companies.

Other Benefits.  The Company believes that its employee benefit plans, including retirement plans, SERP, perquisites and welfare plans, are of the type commonly offered by other employers.  These benefits form part of our compensation philosophy because the Company believes they are necessary in order to attract, motivate and retain talented executives.

Employment and Change-in-Control Agreements

The employment and change-in-control agreements between the Company and Gregory Kenny, Chief Executive Officer, and Robert Siverd, Executive Vice President and General Counsel, are summarized at pages 25-26 of this Proxy Statement.  (We did not include a description of Mr. Virgulak’s Employment and Change-in-Control Agreements because they have been superseded by his Separation Agreement.  See pages 26-27.)  Mr. Kenny’s and Mr. Siverd’s agreements were entered into in 1999 and 2000, respectively, and the Company believes that they reflect market practice at the time they were made. With regard to the Change-in-Control Agreements, in particular, the benefits that may be paid in case of a change in control as defined in the Agreements are based on a “double trigger,” that is, a defined change in control plus a termination of the executive’s employment. We believe that a double trigger is an appropriate way to design such agreements by limiting payment to executives only upon a hostile change in control event that results in the termination of the executive’s employment as opposed to payment only upon a change in control event.

Stock Ownership Guidelines

Consistent with its executive compensation philosophy and the principle of aligning executive and shareholder interests, General Cable requires corporate officers to retain minimum ownership levels of the Company’s common stock.  For this purpose, we include shares personally owned as well as vested and unvested shares of restricted common stock, but exclude stock options.  The following stock ownership guidelines were established by the Board of Directors in 2005.

Executive	Ownership Multiple of Base Salary

Chief Executive Officer	5 times
Chief Financial Officer	3 times
Executive Vice President and General Counsel	3 times

The Named Executive Officers must comply with these ownership requirements by the end of a five year period starting with 2005 as year one.  Shares that are counted for purposes of satisfying ownership requirements are shares directly owned, grants and awards under incentive plans, and shares held in General Cable’s Deferred Compensation Plan.  As of December 31, 2006, the Named Executive Officers, including the Chief Executive Officer, met these ownership guidelines.

In conclusion, this Compensation and Discussion Analysis (“CD&A”) provides material information about our compensation program as required by SEC rules.  Shareholders should also read the following tables and narratives, which are relevant to the CD&A and offer supporting documentation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section appearing above with General Cable’s management.  Based on this review and these discussions, the Compensation Committee recommended to General Cable’s Board of Directors that the Compensation Discussion and Analysis be included in General Cable’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in this Proxy Statement.

Robert L. Smialek, Chairman

Gregory E. Lawton

Craig P. Omtvedt

John E. Welsh, III

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non-Qualified Deferred Compensa- tion Earnings ($) (4)	All Other Compen- sation ($) (5)(6)(7)	Total ($)
Gregory B. Kenny President and Chief Executive Officer	2006	699,231	0	213,814	95,298	997,500	995,723	150,115	3,151,681
Christopher F. Virgulak Executive Vice President and Chief Financial Officer	2006	352,260	0	18,779	17,174	290,615	197,895	59,285	936,008
Robert J. Siverd Executive Vice President, General Counsel and Secretary	2006	346,252	0	57,625	25,689	285,657	273,729	71,838	1,060,790

 (1)

Represents the fair value of restricted stock on the date of grant, February 7, 2006 for Mr. Kenny and Mr. Siverd, and March 1, 2006 for Mr. Virgulak, determined under Financial Accounting Standard No. 123R (FAS 123R) using assumptions set forth in the footnotes to the financial statements in the Company’s Annual Report on Form 10-K for calendar year 2006.  Restricted Stock awards were granted under the Company’s 2005 Stock Incentive Plan  in the following amounts: Mr. Kenny 50,773 shares; Mr. Virgulak 8,051 shares; and Mr. Siverd 13,684 shares.  No dividends are paid on restricted common stock.

These stock awards were made in February and March 2006, and in the view of General Cable’s Compensation Committee represent an award for 2005 services, not 2006 services. The rules of the SEC require that the awards made during 2006 be recorded in the Summary Compensation Table.  On February 14, 2007, the Compensation Committee made awards of restricted common stock to Mr. Kenny and Mr. Siverd as follows:  The Committee awarded $139,997 to Mr. Kenny and $56,762 to Mr. Siverd in fair value of restricted common stock determined under FAS 123R based on the assumptions that (i) the total value of the grant was equal to the closing market price of General Cable’s common stock on the New York Stock Exchange on February 14, 2007, that is, $50.68, times the number of shares awarded, and (ii) the grants vest ratably over five years from the date of grant.

(2)

Represents the fair value of non-qualified options on General Cable common stock on the date of grant February 7, 2006 for Mr. Kenny and Mr. Siverd, and March 1, 2006 for Mr. Virgulak, determined under FAS 123R using assumptions set forth in the footnotes to the financial statements in the Company’s Annual Report on Form 10-K for calendar year 2006.  These options on common stock were granted under the 2005 Stock Incentive Plan and vest and become exercisable three years from the date of grant: Mr. Kenny 28,896 options; Mr. Virgulak 4,584 options; and Mr. Siverd 7,788 options.

See note (1) above.  In February 2007, the Compensation Committee made awards to Mr. Kenny and Mr. Siverd in respect of services in 2006 of options on common stock as follows:   The Committee awarded $185,038 to Mr. Kenny and $40,318 to Mr. Siverd in fair value of stock options determined under FAS 123R using the following assumptions:  (i) expected life, 4.43 years; (ii) stock price volatility, 54.4857%; (iii) risk-free interest rate, 4.7%; and (iv) dividend yield, 0%.  These options were granted under the 2005 Stock Incentive Plan and vest and become exercisable three years from the date of grant of February 14, 2007.

(3)

Represents awards under General Cable’s Annual Incentive Plan earned in 2006 and paid in 2007.

(4)

Represents the aggregate increase in actuarial value under the General Cable SERP for the Named Executive Officers. See Pension Benefits Table at page 30.

(5)

Includes General Cable contributions to the retirement and savings and excess benefit plans in the following amounts--Mr. Kenny, $98,384; Mr. Virgulak, $38,483; and, Mr. Siverd, $41,413.

(6)

Includes aggregate incremental costs of a Company-provided vehicle during 2006, based on vehicle value, and amounts for gasoline and maintenance ($12,819) and incremental costs of external tax advisory and legal fees ($19,016) and club dues ($2,612) for Mr. Kenny; cost of Company-provided vehicle on same basis ($15,086) and professional fees ($3,200) for Mr. Virgulak and cost of Company-provided vehicle on same basis ($15,132) and tax advisory fees ($8,500) for Mr. Siverd.

(7)

Includes tax gross-ups of $15,197 for tax advisory fees and $2,087 for club dues for Mr. Kenny; $2,516 for tax advisory fees for Mr. Virgulak; and, $6,793 for tax advisory fees for Mr. Siverd.

Grants of Plan-Based Awards During Fiscal Year 2006 Table

This Table shows information on grants of plan-based awards during 2006.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Under- lying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Gregory B. Kenny, President and Chief Executive Officer	2/7/06	0	0	0	0	0	0	50,773	28,896	22.97	1,166,256 364,589
Christopher F. Virgulak, Executive Vice President and Chief Financial Officer	3/1/06	0	0	0	0	0	0	8,051	4,584	27.99	225,347 70,478
Robert J. Siverd, Executive Vice President, General Counsel and Secretary	2/7/06	0	0	0	0	0	0	13,684	7,788	22.97	314,321 98,264

(1)

Restricted stock awards of common stock were made under the Company’s shareholder approved 2005 Stock Incentive Plan.

(2)

Options on common stock awards shown in the Table were made under the Company’s 2005 Stock Incentive Plan. The exercise price of the options is the closing price of General Cable common stock on the respective dates of grant, which were the dates when the Compensation Committee approved such awards.

(3)

Represents the fair value of the restricted stock and common stock option grants shown in the Table under FAS 123R using assumptions set forth in the footnotes to the financial statements in the Company’s Annual Report on Form 10-K for 2006.

Narrative Disclosure For Summary Compensation Table and Grants of Plan Based Awards Table

Employment Agreements with Our Named Executive Officers

We have entered into separate employment agreements, as amended, with Mr. Kenny, Mr. Virgulak and Mr. Siverd.  On May 30, 2006, we entered into a separation agreement with Mr. Virgulak that terminated his employment agreement with us.

Employment Agreements with Mr. Kenny and Mr. Siverd

Our employment agreements with Mr. Kenny and Mr. Siverd have a three-year term that began on October 18, 1999, with automatic one-year extensions unless we or the executive elect not to extend the term.  Mr. Kenny and Mr. Siverd earn a base salary approved by the Compensation Committee and have an opportunity to earn a bonus for attainment of specified performance goals approved by the Compensation Committee under the 1999 Incentive Bonus Program and any other performance-based bonus programs for senior executives established after 1999.  See “Compensation Discussion and Analysis” at page 15.

Upon termination of employment, Mr. Kenny and Mr. Siverd will be entitled to receive any bonus deferred for any year prior to the year of such termination, in addition to any accrued and unpaid base salary and benefits under the existing plans, other than severance benefits.  Furthermore, in case of a termination (1) due to death or “disability,” by General Cable other than for “cause” or (2) by the executive for “good reason”:

●

the executive’s unvested stock awards will immediately vest;

●

all restrictions on these unvested awards will lapse; and

●

the executive will no longer have any obligation to repay any unearned portion of the retention award we made in 2003.

In case of a termination of employment by General Cable other than for cause or by the executive for good reason, Mr. Kenny’s and Mr. Siverd’s employment agreements also provide for a payment equal to a multiple of the sum of applicable base salary and the target bonus under the Annual Incentive Plan applicable to the year in which a termination occurs, subject to a minimum target.  Mr. Kenny and Mr. Siverd are also entitled to continue to participate in General Cable’s health and welfare benefit plans for the number of years represented by the multiplier.  See also “Change in Control and Other Post-Employment Payments and Benefits” at page 33.

The material differences between Mr. Kenny’s and Mr. Siverd’s employment agreements are as follows:

●

Mr. Kenny, who serves as our President and Chief Executive Officer, is entitled to an annual salary of $700,000 and has a multiplier of three;

●

Mr. Siverd, who serves as our Executive Vice President, General Counsel and Secretary, is entitled to an annual salary of $348,676 and has a multiplier of two.

In July 2003, Mr. Kenny and Mr. Siverd each entered into an amendment to his respective employment agreement related to the retention awards that we granted to each executive in 2003.  The amendment provides that the amount of the retention award is earned one-third each year for each full year of employment after July 2003, and that if the executive’s employment were terminated at his option other than for good reason or under the change-in-control agreement each such executive will be required to repay the unearned portion of the retention award.

Separation Agreement with Mr. Virgulak

On May 15, 2006, we entered into a separation agreement with Mr. Virgulak as to the termination of his employment with us.  The separation agreement supersedes all prior agreements between us and Mr. Virgulak, including his employment agreement, as amended, and the change-in-control agreement we entered into with him, except that the negative covenants applicable to Mr. Virgulak and the indemnification provisions of the employment agreement will remain in force despite the termination of that agreement.

Under Mr. Virgulak’s separation agreement, Mr. Virgulak’s employment with us terminated effective February 15, 2007.  He was Executive Vice President and Chief Financial Officer until December 31, 2006.  During a transition period which ran from May 15, 2006 to February 15, 2007, we continued to employ Mr. Virgulak and paid him his base salary of $352,260 pursuant to our regular payroll practices.  Mr. Virgulak was also entitled to receive all health, welfare and retirement benefits for which he was eligible during the transition period.  During the transition period, Mr. Virgulak agreed to perform his job duties in good faith, to complete all projects and tasks assigned to him and to remain subject to all of our policies and procedures, including those related to conducting transactions in our securities.

In February 2007, pursuant to the terms of the separation agreement, Mr. Virgulak received the following payments and benefits in connection with his separation from us:

●

$12,194, representing Mr. Virgulak’s base salary earned but not paid prior to February 15, 2007;

●

$4,065, representing payment for all accrued but unused vacation time up to February 15, 2007;

●

$290,615, representing payment of an award under our Annual Incentive Plan;

●

a lump sum severance payment of $1,387,904;

●

the immediate vesting of all unvested stock awards granted under our 1997 and 2005 Stock Incentive Plans and held by Mr. Virgulak on February 15, 2007;

●

the immediate lapsing of restrictions applicable to such stock awards;

●

the immediate vesting of all stock options granted under our 1997 and 2005 Stock Incentive Plans and held by Mr. Virgulak on February 15, 2007, which options will remain exercisable until they expire in accordance with their terms;

●

continued participation, as if Mr. Virgulak were still our employee, under our medical, dental, hospitalization and life insurance plans, programs and other arrangements in which he was participating as of February 15, 2007, on the same terms and conditions as other executives under these plans or arrangements, until the earlier of:

–

February 15, 2009, or

–

the date Mr. Virgulak receives equivalent coverage and benefits under the plans, programs or arrangements of a subsequent employer, the equivalence of which will be determined on a coverage-by-coverage or benefit-by-benefit basis;

●

a lump sum gross payment of $50,000, less all applicable withholdings, representing the value of Company-provided vehicle, and tax advisory services provided in accordance with our existing plans.

●

outplacement services consistent with our existing practice for senior executives unless Mr. Virgulak has obtained other employment.

As consideration for receiving these payments and benefits, Mr. Virgulak has unconditionally released and discharged us and specified related parties from any known or unknown claims or rights that Mr. Virgulak may have had based on or related to his employment with us or the termination of that employment.

Information Relating to Cash Incentives and Stock and Option Awards

Cash awards made to executive officers and shown in the Summary Compensation Table were made under the Annual Incentive Plan.  The Plan, as well as relevant terms and conditions and considerations relating to such awards are discussed in the narrative Compensation Discussion and Analysis at page 15 of this Proxy Statement.

The grants of General Cable Restricted Stock shown in the Grants of Plan-Based Awards During Fiscal Year 2006 Table at page 24 vest ratably over five years. Under the 2005 Stock Incentive Plan, participants including executive officers are permitted to defer awards under the General Cable Non-Qualified Deferred Compensation Plan, which is described at pages 31-32 of the Proxy Statement.  Stock options on common stock granted to executive officers shown in the Table vest three years from the date of grant and cannot be deferred.  Both restricted stock and stock option vesting would be accelerated in case of a change in control as defined under the Stock Incentive Plan.  See “Change in Control and Other Post-Employment Payments and Benefits” at page 33.

Salary and Bonus Proportion of Compensation

For the Named Executive Officers, salary and bonus represent 53.6% for Mr. Kenny; 68.1% for Mr. Virgulak; and 59.4% for Mr. Siverd of total compensation.

Outstanding Equity Awards at December 31, 2006

This Table shows outstanding equity awards to the executive officers as of the end of fiscal year 2006.  All awards are in common stock of General Cable.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory B. Kenny, President and Chief Executive Officer	150,000 128,000 0 0	0 0 43,331 28,896	0 0 0 0	13.40 4.00 11.94 22.97	1/29/2012 1/28/2013 1/26/2015 2/7/2016	62,700 68,844 50,773	2,740,617 3,009,171 2,219,288	0 0 0	0 0 0
Christopher F. Virgulak, Executive Vice President and Chief Financial Officer	17,000 0 0	0 11,141 4,584	0 0 0	13.40 11.94 27.99	1/29/2012 1/26/2015 3/1/2016	15,900 17,702 8,051	694,989 773,754 351,909	0 0 0	0 0 0
Robert J. Siverd, Executive Vice President, General Counsel and Secretary	7,500 20,000 20,000 40,000 60,000 0 0	0 0 0 0 0 10,604 7,788	0 0 0 0 0 0 0	25.83 21.06 14.12 13.40 4.00 11.94 22.97	1/29/2008 2/3/2009 7/20/2009 1/29/2012 1/28/2013 1/26/2015 2/7/2016	15,000 16,848 13,684	655,650 736,426 598,128	0 0 0	0 0 0

(1)

All unvested options of General Cable common stock shown in the Table vest three years from the date of grant.

(2)

The vesting schedule for restricted common stock that has not vested is as follows:

Name	Grant Date	Unvested Shares	Vesting Schedule
Gregory B. Kenny	1/27/2004	62,700	20,900 shares vest on 1/27/2007 and 20,900 shares vest on 2/7/2007 due to performance accelerated vesting, and the remaining 20,900 shares will vest on 1/27/2008
	1/26/2005	68,844	17,211 shares vest on 1/26/2007 and then on each anniversary to 1/26/2010
	2/7/2006	50,773	10,154 shares vest on 2/7/2007 and then on each anniversary to 2/7/2011
Christopher F. Virgulak	1/27/2004	15.900	5,300 shares vest on 1/27/2007 and 5,300 shares vest on 2/7/2007 due to performance accelerated vesting, and the remaining 5,300 shares will vest on 1/27/2008
	1/26/2005	17,702	4,425 shares vest on 1/26/2007 and then on each anniversary to 1/26/2010
	3/1/2006	8,051	1,610 shares vest on 3/1/2007 and then on each anniversary to 3/1/2011
Robert J. Siverd	1/27/2004	15,000	5,000 shares vest on 1/27/2007 and 5,000 shares vest on 2/7/2007 due to performance accelerated vesting, and the remaining 5,000 shares will vest on 1/27/2008
	1/26/2005	16,848	4,212 shares vest on 1/26/2007 and then on each anniversary to 1/26/2010
	2/7/2006	13,684	2,736 shares vest on 2/7/2007 and then on each anniversary to 2/7/2011

 (3)

The closing price of General Cable common stock on December 31, 2006 was $43.71.

Option Exercises and Stock Vested During Fiscal Year 2006

The following Table provides information on exercises of stock options and restricted stock vesting in 2006 by the Named Executive Officers.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Gregory B. Kenny, President and Chief Executive Officer	525,000	15,319,949	96,511	2,347,524
Christopher F. Virgulak, Executive Vice President and Chief Financial Officer	243,000	6,061,435	30,025	733,882
Robert J. Siverd, Executive Vice President, General Counsel and Secretary	49,500	946,223	29,211	714,435

(1)

The amounts reported in the Table do not include any payments by the executive officers of  the exercise price or related taxes.

 (2)

None of the executive officers received any shares of restricted common stock or any payment for the shares  which vested in 2006.  All such shares were deferred in the General Cable Non-Qualified Deferred Compensation Plan at the time of grant.  Under the terms of the Plan, the officers will receive physical shares of restricted stock vesting in 2006 due them in accord with their distribution elections but no earlier than six months after their retirement or other termination of employment consistent with Section 409A of the Internal Revenue Code.

Pension Benefits Table

The following Table provides information on benefits for the Named Executive Officers under General Cable’s defined benefit Supplemental Executive Retention Plan (“SERP”).

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Gregory B. Kenny, President and Chief Executive Officer	SERP	24	2,428,084	0
Christopher F. Virgulak, Executive Vice President and Chief Financial Officer	SERP	19	559,333	0
Robert J. Siverd, Executive Vice President, General Counsel and Secretary	SERP	23	615,444	0

(1)

The present value of accumulated benefit represents the actuarial value of the supplemental pension benefit payable at normal retirement age (age 65 with at least 10 years of credited service or 30 years of credited service, irrespective of age).

(2)

The actuarial value is based on a 6% interest rate and the RP 2000 mortality table with projection of mortality improvement to 2005 using scale AA.  These are the same assumptions that were used for year-end pension financial reporting purposes under FAS 158.

Narrative Disclosure to Pension Benefits Table

The data shown in the Table relate to the Supplemental Executive Retirement Plan (“SERP”) adopted in 2000.  The SERP is an unfunded, non-qualified defined benefit pension plan and it provides for a target retirement benefit equal to 2.5% of final average pay times years of credited service (not greater than 20) to be paid upon retirement at normal retirement age.  Normal retirement means retirement after attainment of age 65 and completion of 10 years of credited service or completion of 30 years of service.  The actual SERP benefit is the excess of the target benefit offset by the sum of (i) the annuity equivalent of the vested portion of employer contributions under the Retirement Plans and the BEP for the account of the employee (plus or minus investment gains or losses), including employer provided matching contributions, (ii) amounts payable under a frozen defined benefit plan, and (iii) 50% of the estimated age 65 retirement benefit payable under the Social Security Act.  Under the SERP, final average pay is defined as the average of the highest three consecutive years of compensation in the last five years.  SERP compensation includes base salary plus annual cash incentive compensation, other forms of incentive bonuses and amounts deferred under the Retirement Plan and Non-Qualified Deferred Compensation Plan. Service is credited under the Plan for the number of years and months of employment with the Company, its subsidiaries and predecessor.  The SERP provides a reduced early supplemental pension benefit upon retirement after attainment of age 60 with at least 10 years of credited service.  The SERP provides a supplemental pension benefit, commencing at age 65, in the event an executive becomes disabled as defined in the Company’s long-term disability plan, provided the executive continuously receives disability payments under such plan.  The SERP also provides a supplemental pension benefit payable to the beneficiary of a deceased executive or 120 months following the executive’s death.  The SERP contains a change in control provision which provides that if an executive experiences a termination of employment due to a change in control, the SERP will make a lump sum distribution of the accumulated supplemental pension benefit calculated assuming benefits commence at normal retirement date, using the minimum distribution requirements as defined in IRC Section 417(e) of the Internal Revenue Code.  Otherwise, no other benefits are payable from the SERP.

Non-Qualified Deferred Compensation Table

The following Table provides information on benefits under the Company’s Non-Qualified Deferred Compensation Plan and the Benefit Equalization Plan.

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance in Last FYE ($) (1) (2)
Gregory B. Kenny, President and Chief Executive Officer	DCP BEP	0 0	0 85,184	613,824 456,534	0 0	15,742,664 1,621,794
Christopher F. Virgulak, Executive Vice President and Chief Financial Officer	DCP BEP	0 0	0 25,283	522,062 82,232	0	5,921,027 370,969
Robert J. Siverd, Executive Vice President, General Counsel and Secretary	DCP BEP	0 0	0 28,213	1,119 99,974	0 0	3,332,273 367,867

(1)

The sum of amounts listed equals the total Aggregate Balances for 2006.

(2)

Each of the executive officers participates in the DCP with the balances shown above. Of the DCP balances, 87.47% for Mr. Kenny, 70.08% for Mr. Virgulak, and 93.36% for Mr. Siverd represent the value of General Cable stock awards received by these executives over a period of many years.  They have elected to defer these awards into the DCP, and shares in General Cable Stock Fund within the DCP and BEP.  General Cable’s year-end 2006 common stock price was $43.71, which was 122% higher than the year-end 2005 closing share price of $19.70.

Narrative Disclosure to Non-Qualified Deferred Compensation Plan Table

The data shown in the Table relate to General Cable’s Non-Qualified Executive Deferred Compensation Plan adopted in 1996 (“DCP”) and the BEP described earlier at page 20.  The BEP is an excess plan that makes up for certain payments that are not eligible for contribution under federal IRS limitations relating to our Retirement Plans.  Contributions shown in the Table are made annually to the BEP by the employer; no employee contributions are made.  Employees have the right to request allocation of the employer contributions made on their behalf among certain investment options.

The DCP permits key executives and Company Directors to defer salary or Director fees into the DCP on an annual basis before the beginning of each plan year and to defer bonus payments at least six months before the end of each year.  With regard to salary and bonuses, employee participants are permitted to defer up to 100% of net pay after certain mandatory payroll taxes and preauthorized distributions are deducted.  The DCP also permits employee participants and requires outside Directors to defer stock awards under the 2005 Stock Incentive Plan (and predecessor plans).  Deferrals must be made either until retirement or termination of employment.  Cash deferred may be invested in any of the investment vehicles provided under the DCP.  Shares of stock representing Director fees or employee stock awards may not be reinvested into other vehicles, but must remain in the DCP as whole shares and then will be distributed as such in accord with distribution elections made by each participant.  The DCP and BEP assets are held in a “rabbi trust,” and as such, are subject to the claims of general creditors of the Company.  Operation of the plan and distributions are also subject to Section 409A of the Internal Revenue Code, which imposes procedural restrictions on the DCP and BEP and on any future changes in distribution elections.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non-Qualified Deferred Compensa-tion Earnings (2)	All Other Compen- sation ($)	Total ($)
Gregory E. Lawton	42,500	42,402	8,239	0	30,581	0	123,722
Craig P. Omtvedt	52,500	42,402	8,239	0	11	0	103,152
Robert L. Smialek	42,500	42,402	8,239	0	5,498	0	98,639
John E. Welsh, III	85,000	84,804	16,491	0	13,405	0	199,700

(1)

Represents the fair value of common stock awards and stock option grants made to the outside independent Directors in 2006 as determined in the FAS 123R using assumptions set forth in the footnotes of the financial statements in the Company’s Annual Report on Form 10-K for calendar year 2006.

(2)

Represents earnings in General Cable’s DCP during 2006 in accounts of each Director listed.  As noted in the Narrative Disclosure to the Non-Qualified Deferred Compensation Table, stock awards for Director service are required to be deferred into the DCP.

Narrative Disclosure to Director Compensation Table

The current fee schedule for General Cable Directors, paid only to Directors who are not officers or employees of General Cable, is as follows: annual retainer fee of $85,000, payable at least one-half in common stock of General Cable (which must be deferred into the Company’s DCP) and up to one-half in cash (which may be deferred into the Company’s DCP).  The Chairman of the Audit Committee will receive an additional annual retainer fee of $10,000 in cash.  Outside Directors are reimbursed for related out-of-pocket expenses for attendance at Board and Committee meetings.  In order to be eligible to receive the retainer, a Director must have attended at least 75% of the Board meetings in the prior year, unless attendance was excused by the Chairman.

Each outside Director is eligible to receive an annual grant of 2,500 options to acquire General Cable common stock at the stock’s fair market value when granted.  These options generally vest over three years.  In February 2006, the Compensation Committee awarded each outside Director 2,500 options on common stock as part of their compensation for services.

In addition, John E. Welsh, III, who has served as Non-executive Chairman of the Board since August 2001, is entitled to annual compensation for his services as Chairman.  This additional compensation is equal to the amount paid to non-employee Directors for regular Director service.  Also, as part of this compensation, the Compensation Committee in February 2006 awarded Mr. Welsh 2,500 options to purchase General Cable common stock.

Change in Control and Other Post-Employment Payments and Benefits

Payments and Benefits Applicable to Mr. Kenny and Mr. Siverd

Upon termination of his employment or a change in control of General Cable, each of Mr. Kenny and Mr. Siverd may be entitled to receive from us payments and benefits under the following contracts, agreements and arrangements:

●

each executive’s amended and restated change-in-control agreement;

●

each executive’s amended and restated employment agreement;

●

our 1997 and 2005 Stock Incentive Plans; and

●

our Supplemental Executive Retirement Plan.

Amended and Restated Change-in-Control Agreement.  We have entered into an amended and restated change-in-control agreement, dated April 28, 2000, with each of Mr. Kenny and Mr. Siverd.  Unless otherwise terminated by the parties, the change-in-control agreement will generally terminate upon the expiration of the executive’s employment agreement with us.  However, if a change in control occurs during the term of the employment agreement or within six months after any termination of the executive’s employment which triggers our obligation to make a change in control payment, the change-in-control agreement will expire at the end of 36 months (as to Mr. Kenny) or 24 months (as to Mr. Siverd) after the month in which the change in control occurs.

The change-in-control agreement operates using what is commonly called a “double trigger.”  This means that for the executive to receive payments or benefits under this agreement, both a change in control and a triggering event must occur.  A change in control is deemed to occur if:

●

any outside person or other entity beneficially owns more than 50% of all classes of our capital stock that are normally entitled to vote upon the election of our Directors;

●

we sell all or substantially all of our property or assets;

●

we consolidate or merge with a third party whereby persons who were our stockholders immediately before the consolidation or merger together own less than 60% of the voting stock of the surviving entity; or

●

the Directors who served as such on April 28, 2000 (the “incumbent Directors”) no longer constitute a majority of the board of Directors; however, a subsequently elected Director will also be an incumbent Director if that Director was not elected as a result of an election contest by at least two-thirds of the then incumbent Directors.

Unless there is a “circumstance of ineligibility,” we must provide each executive with specified benefits upon the following triggering events:

●

if we or our successor terminates the executive’s employment without “cause” within six months before, or within three years (as to Mr. Kenny) or two years (as to Mr. Siverd) after, a change in control;

●

if the executive terminates his employment for “good reason” within six months before, or within three years (as to Mr. Kenny) or two years (as to Mr. Siverd) after, a change in control.

For purposes of each change-in-control agreement:

●

“cause” is generally defined to mean:

–

the executive’s gross neglect or willful failure to perform his duties and responsibilities in all material respects;

–

any act of fraud by the executive;

–

the executive’s conviction or entry into a plea of nolo contendere to any felony or misdemeanor, other than a traffic offense that does not result in imprisonment;

–

the executive’s willfully or intentionally injuring our reputation or business relationships; and

–

any willful and material breach by the executive of the employment agreement.

●

“good reason” is generally defined to mean the occurrence of any of the following without the executive’s consent:

–

removal of the executive from his officer positions;

–

the assignment of duties or responsibilities materially inconsistent with those customarily associated with such positions;

–

any diminution in the executive’s position, authority, duties or responsibilities;

–

a reduction in the executive’s annual base salary or material benefits;

–

notice by us not to extend the employment agreement;

–

a significant relocation of the executive’s principal place of employment; and

–

a successor’s failure to perform our obligations under the change-in-control agreement.

●

a “circumstance of ineligibility” is as defined as:

–

the death or disability of the executive;

–

the executive terminating his employment with us voluntarily, except for any termination for good reason; and

–

any termination of the executive by us or our successor for cause.

In the event of a change in control followed by a triggering event (and assuming that a circumstance of ineligibility has not occurred), we (or our successor) would be required to pay each of Mr. Kenny and Mr. Siverd a lump sum cash payment equal to three and two times, respectively, the sum of:

●

the executive’s annual base salary at the time of termination (or in the event of a termination for good reason due to a reduction in annual base salary, the amount of annual base salary in effect immediately prior to the reduction), plus

●

the executive’s target annual incentive bonus under a bonus plan in effect for the year in which the executive’s employment is terminated or the year in which the change in control occurs, whichever is greater.

Furthermore, all stock awards, including stock options and shares of restricted stock, granted to each executive under the 1997 and 2005 Stock Incentive Plans would immediately vest in full.  These awards would remain fully exercisable until they expire in accordance with the terms of that plan.  The executive would continue to participate, as if the executive was still an employee, in our medical, dental, hospitalization and life insurance plans, programs or arrangements in which the executive was participating on the date of termination of his employment or, if more favorable to the executive, the 181st day prior to the change in control, on the same terms and conditions as other executives under such plans, programs and arrangements.  This participation would last for approximately 36 months as to Mr. Kenny (30 months with respect to life insurance programs) and for approximately 24 months as to Mr. Siverd, or until the executive receives equivalent coverage and benefits under the plans, programs or arrangements of a subsequent employer.  The determination of whether such coverage and benefits are equivalent is to be made on a coverage-by-coverage and benefit-by-benefit basis.

Regardless of whether Mr. Kenny or Mr. Siverd is eligible to receive the lump-sum change in control payment described above, if any payments or benefits that could potentially be received by the executive in connection with a change in control or the termination of the executive’s employment under any plan, arrangement or agreement with us or any person who triggers a change in control of General Cable (or any of its affiliates) would be subject to the “excess parachute payment” excise tax imposed under Section 4999 of the Internal Revenue Code.  We must pay the executive an amount equal to the amount of such excise tax imposed, plus related federal, state and local income, excise and employment taxes.  The intent of this payment is to ensure that neither Mr. Kenny nor Mr. Siverd bears the cost of this excise tax or any tax associated with our reimbursement of the excise tax.

The Table below quantifies the estimated maximum amount of payments and benefits that would be provided by us (or our successor) to Mr. Kenny and Mr. Siverd under each change-in-control agreement assuming that a change in control and triggering event had both occurred as of December 31, 2006:

Executive	Change-in-Control Payment	Estimated Amount of Change-in-Control Payment ($)
Gregory B. Kenny	Lump-sum cash change in control payment	4,620,000
	Vesting in full of unvested stock option awards	1,975,929 (1)
	Vesting in full of unvested restricted stock awards	7,969,076 (2)
	Continued coverage under our medical, dental, hospitalization and life insurance plans	25,090 (3)
	Excess parachute payment excise tax on all change in control compensation and related gross-up tax payment	3,607,206 (4)
Robert J. Siverd	Lump-sum cash change in control payment	1,324,969
	Vesting in full of unvested stock option awards	498,412 (1)
	Vesting in full of unvested restricted stock awards	1,990,204 (2)
	Continued coverage under our medical, dental, hospitalization and life insurance plans	23,188 (3)
	Excess parachute payment excise tax on all change in control compensation and related gross-up tax payment	844,510 (4)

(1)

This amount represents the unrealized value of the unvested portion, or 72,227 and 18,392, of stock options granted to Mr. Kenny and Mr. Siverd, respectively, under our 1997 and 2005 Stock Incentive Plans as of December 31, 2006.  The unrealized value of unvested options was calculated by multiplying (a) the number of shares underlying the unvested options by (b) the difference between $43.71, the closing price of a share of our common stock on December 29, 2006, the last trading day before December 31, 2006, and the applicable per share exercise price of the options.

(2)

This amount represents the unrealized value of the unvested portion of Mr. Kenny’s and Mr. Siverd’s restricted stock granted under our 1997 and 2005 Stock Incentive Plans and subject to restrictions, or 182,317 and 45,532 shares, respectively, based upon the closing price of our common stock on December 29, 2006.

(3)

This amount represents the cost to us to provide the executive with the same coverage he had as of December 31, 2006 under all of these plans as they existed on that date on a non-employee basis for the full stated period of time required by the executive’s change-in-control agreement and assuming no acquisition of equivalent benefits or coverage under the plans, programs or arrangements of a subsequent employer during that period.

(4)

The amount of the gross-up payment assumes that a change in control involving General Cable and triggering event each occurred on December 31, 2006.  The amount of the tax liability shown is calculated in accordance with Sections 280G and 4999 of the Internal Revenue Code, as determined by the relevant provisions of each executive’s change-in-control agreement.  It should be noted that the parachute tax gross-up computations are subject to a threshold generally tied to the average compensation (as reported on IRS Form W-2) for the five-year period immediately preceding the calendar year for which the computations are made.  As a result, the amount of “excess parachute payments” subject to an excise tax under the Internal Revenue Code of 1986, as amended (and correspondingly, the amount of tax gross-up payments required to be made) would be substantially reduced or eliminated to the extent that the computations were made as of January 1, 2007 rather than as of December 31, 2006.  See “Change in Control and Other Post-Employment Payments and Benefits -- Payments and Benefits Applicable to Mr. Kenny and Mr. Siverd – Amended and Restated Change-in-Control Agreement” at page 33.

Amended and Restated Employment Agreement.  We have entered into an amended and restated employment agreement, dated April 28, 2000, with each of Mr. Kenny and Mr. Siverd.  Each employment agreement specifies our obligations to each of Mr. Kenny and Mr. Siverd upon termination of his employment under various circumstances.  For a summary of the terms of these agreements and our termination obligations under them, see “Employment Agreements” at page 25.

The receipt of the payments and benefits to Mr. Kenny and Mr. Siverd under their employment agreements are conditioned upon their complying with customary non-solicitation, non-competition, confidentiality and assignment of invention and development agreements.  The assignment of invention and development provision expires upon termination of employment.  The non-solicitation and non-competition provisions with respect to Mr. Kenny and Mr. Siverd expire two years, and one and one-half years, respectively, after the termination of the employment agreement.  The confidentiality provision is of infinite duration.  The executives acknowledge that any breach or threatened breach by either of them of any of the covenants described above will entitle us to injunctive relief restraining the commission or continuance of any breach or threatened breach, with minimal bond, in addition to any other available remedies.

The Table below includes a description and the amount of estimated payments and benefits that would be provided by us (or our successor) to Mr. Kenny and Mr. Siverd under each employment agreement, assuming that a termination circumstance occurred as of December 31, 2006:

		Estimated Amount of Termination Payment to:
Termination Payment	Termination Circumstance	Gregory B. Kenny ($)	Robert J. Siverd ($)
Base salary earned but not paid prior to death or termination of employment due to disability. (1)	All	13,462	6,705
Payment for all accrued but unused vacation time up to the date of death or termination of employment due to disability. (2)	All	0	0
Payment for bonuses deferred for any year prior to the year in which death or termination of employment due to disability occurs. (3)	All	0	0
Unpaid but earned bonuses under any applicable bonus plan to the extent earned .(4)	Death, disability, termination by us without cause and termination by the executive for good reason	665,000	191,772
A pro rata portion of bonuses payable in the year in which death or termination due to disability occurs, assuming all performance goals for such year are met. (5)	Death or disability	0	0
Immediate vesting and lapsing of restrictions on all unvested stock awards held on the date of death or termination. (6)	Death, disability, termination by us without cause and termination by the executive for good reason	7,969,076	1,990,204
Immediate vesting of all stock options held on the date of death or termination, which options will remain exercisable for 12 months. (7)	Death, disability, termination by us without cause and termination by the executive for good reason	1,975,929	498,412
A lump sum amount equal to three times, with respect to Mr. Kenny, and two times, with respect to Mr. Siverd, the sum of the executive’s base salary and the target annual bonus under any bonus plan for the year of termination. (8)	Termination by us without cause and termination by the executive with good reason	4,620,000	1,324,969
Continued coverage under medical, dental, hospitalization and life insurance plans. (9)	Termination by us without cause and termination by the executive with good reason	25,090	23,188
Outplacement services consistent with our existing or past practices.	Termination by us without cause and termination by the executive with good reason	20,000	10,000
Other benefit amounts provided for officers are consistent with Company practice including a Company-provided vehicle and tax advisory services.	All	100,000	50,000

(1)

The value of base salary earned but not paid for each executive is estimated to be (a) one week in the event of a termination due to disability and (b) one week of annual base salary in the event of all other termination events.

(2)

Vacation time accrued but not taken for each executive was assumed to have been fully used up at year-end 2006.

(3)

The amount of bonus deferred by each executive prior to termination is estimated to be the total amount of bonuses previously deferred by each executive in prior years.

(4)

The amount of bonus payable to each executive is equal to the Target Level bonus under the AIP.

(5)

The relevant performance goals and target award percentages related to this award are set forth in the Compensation Discussion and Analysis at page 19.

(6)

This amount represents the unrealized value of the portion of Mr. Kenny’s and Mr. Siverd’s restricted stock that is either unvested or subject to restrictions, or 182,317 and 45,532 shares, respectively, based upon the closing price of our common stock on December 31, 2006.

(7)

This amount represents the unrealized value of the unvested portion, or 72,227 and 18,392, of stock options granted to Mr. Kenny and Mr. Siverd, respectively, as of December 31, 2006.  The unrealized value of unvested options was calculated by multiplying (a) the number of shares underlying the unvested options by (b) the difference between $43.71, the closing price of a share of our common stock on December 29, 2006, the last trading day before December 31, 2006, and the applicable per share exercise price of the options.

(8)

The lump sum payment was calculated using a base salary for 2006 of $700,000 for Mr. Kenny and $348,676 for Mr. Siverd and a performance-based target annual bonus for 2006 of $840,000 for Mr. Kenny and $313,808 for Mr. Siverd.

(9)

This amount represents the cost to us to provide the executive with the same coverage he had as of December 31, 2006 under all of these plans as they existed on that date on a non-employee basis for a period of 36 months (30 months with respect to life insurance plans) as to Mr. Kenny, and 24 months as to Mr. Siverd.

1997 and 2005 Stock Incentive Plans.  Our 1997 and 2005 Stock Incentive Plans provide for specified benefits to our executives who hold awards granted under these plans, either upon a change in control or a termination of their employment.

Change in Control Payments and Benefits.  Under the 1997 Stock Incentive Plan, upon a change in control, our Compensation Committee or the Chief Executive Officer (presently Mr. Kenny), in their discretion, may take such actions as they deem appropriate with respect to outstanding awards, including without limitation, accelerating the exercisability, vesting or payout of the awards.  They may, in their discretion, also determine that, upon the occurrence of a change in control, each stock option and stock appreciation right outstanding under the 1997 Stock Incentive Plan may be terminated and automatically exchanged for an amount of cash, other property, or a combination thereof, equal to the excess of the fair market value of such shares of common stock immediately prior to the change in control over the exercise price per share of such option or stock appreciation right.

Under the 2005 Stock Incentive Plan, upon a change in control, all unvested awards granted under the 2005 Stock Incentive Plan will become fully vested immediately upon the occurrence of the change in control and such awards shall be paid out or settled, as applicable, within 60 days after the occurrence of the change in control, subject to applicable law.  Our Compensation Committee may, in its discretion, also determine that, upon a change in control, each stock option and stock appreciation right outstanding under the 2005 Stock Incentive Plan may be terminated and automatically exchanged for an amount of cash, other property, or a combination thereof, equal to the excess of the fair market value of such shares of common stock immediately prior to the change in control over the exercise price per share of such option or stock appreciation right.

The change in control provisions under these plans operate using a “single trigger.”  This means that any change in control will permit the executive to receive payments or benefits under these plans, even if the executive’s employment is unaffected as a result of the change in control.  For purposes of each Stock Incentive Plan, the term “change in control” is presently defined as set forth in the executive’s change-in-control agreement.  See “Change in Control and Other Post-Employment Payments and Benefits – Payments and Benefits Applicable to Mr. Kenny and Mr. Siverd – Amended and Restated Change-in-Control Agreement” at page 33.

The Table below provides an estimate of the value of the potential benefits that each executive might be entitled to receive upon a change in control under these plans as if the change in control had occurred on December 31, 2006.

	Estimated Value of Potential Benefit Under 1997 and 2005 Stock Incentive Plans Upon Change in Control to: ($)
Potential Benefit	Gregory B. Kenny	Robert J. Siverd
Acceleration and settlement of previously unvested stock options granted under these Stock Incentive Plans (1) (2)	1,975,929	498,412
Acceleration and settlement of the unvested portion of restricted stock and other stock awards granted under these Stock Incentive Plans (1) (3)	7,969,076	1,990,204
Cash-out of previously vested stock options granted under these Stock Incentive Plans (1) (4) (5)	9,629,380	4,773,900

(1)

Assumes that our Compensation Committee or our Chief Executive Officer approved the grant of this benefit as required under the terms of the 1997 Stock Incentive Plan.

(2)

This amount represents the unrealized value of the unvested portion, or 72,227 and 18,392, of stock options granted to Mr. Kenny and Mr. Siverd, respectively, under our 1997 and 2005 Stock Incentive Plans as of December 31, 2006.  The unrealized value of unvested options was calculated by multiplying (a) the number of shares underlying the unvested options by (b) the difference between $43.71, the closing price of a share of our common stock on December 29, 2006, the last trading day before December 31, 2006, and the applicable per share exercise price of the options.

(3)

This amount represents the unrealized value of the unvested portion of Mr. Kenny’s and Mr. Siverd’s restricted stock granted under our 1997 incentive plan and subject to restrictions, or 182,317 and 45,532 shares, respectively, based upon the closing price of our common stock on December 31, 2006.

(4)

Assumes that our compensation committee approved the granting of this benefit as required under the terms of the 2005 Stock Incentive Plan.

(5)

This amount represents the unrealized value of the aggregate vested portion, or 278,000 and 147,500 of stock options granted to Mr. Kenny and Mr. Siverd, respectively, under our 1997 and 2005 Stock Incentive Plans as of December 31, 2006.  The unrealized value of vested options was calculated by multiplying (a) the number of shares underlying the unvested options by (b) the difference between $43.71, the closing price of a share of our common stock on December 29, 2006, the last trading day before December 31, 2006, and the applicable per share exercise price of the options.

Supplemental Executive Retirement Plan (“SERP”).  The SERP provides supplemental retirement benefits provided they met the eligibility requirements established by the plan.  The Table below includes a description and the amount of estimated payments and benefits provided by us (or our successor) to Mr. Kenny and Mr. Siverd under the SERP, assuming that a termination circumstance occurred as of December 31, 2006.

		Estimated Annual Payment Upon Termination of Employment to: ($)
Termination Circumstance	Payment (5)	Gregory B. Kenny	Robert J. Siverd
Voluntary or involuntary termination of employment (1)	Not applicable	0	0
Termination of employment due to disability (2)	Life annuity starting at age 65 payable monthly	90,184	83,105
Termination of employment due to death (3)	Payable in monthly installments for a total of 120 payments	246,901	95,619
Termination of employment due to Change-in-Control (4)	Lump sum distribution upon termination of employment within six months before or after the event	949,205	736,437

(1)

No SERP benefits are payable if termination of employment (voluntary or involuntary) occurs prior to attainment of age 60 and completion of ten (10) years of credited service, of which at least five (5) are for employment with General Cable or thirty (30) years of credited service, irrespective of age.  Mr. Kenny (age 54.30 with 24.5 years of credited service) and Mr. Siverd (age 58.4 with 23.7 years of credited service) each have more than ten (10) years of credited service; however, neither individual has satisfied the age requirement needed to be eligible for a payment from the SERP.

(2)

If Mr. Kenny or Mr. Siverd cease to be employed by General Cable on account of disability, as defined in the Company’s long-term disability plan, they shall continue to earn credited service under the SERP only if they remain eligible for and continuously receive disability benefits under the Company’s long-term disability plan.  Upon attaining age 65, they shall be entitled to a disability supplemental pension benefit.  The amounts shown in the Table above present the estimated age 65 life annuity payable under the SERP.

(3)

If Mr. Kenny or Mr. Siverd die prior to termination of employment with General Cable, or after they terminate employment but before payment of a supplemental pension benefit begins, their beneficiary shall receive a supplemental pension benefit, payable in equal monthly installments for a total of 120 payments, commencing on the first month following the executive’s death.

(4)

If Mr. Kenny or Mr. Siverd experiences a termination of employment due to a change in control, the SERP will make a lump sum distribution pension benefit calculated using the minimum distribution requirements as defined in IRC Section 417(e) – effective as of the change in control.

(5)

Operation of the SERP and distributions are also subject to Section 409A of the Internal Revenue Code, which imposes procedural restrictions on the SERP and on future changes in distribution elections.

Separation Agreement with Mr. Virgulak

Prior to May 30, 2006, Mr. Virgulak had been eligible to receive payments and benefits upon termination of his employment, a change in control of General Cable or other similar event substantially to those described above for Mr. Siverd.  See “Change in Control and Other Post-Employment Payments and Benefits -- Payments and Benefits Applicable to Mr. Kenny and Mr. Siverd” at page 33.  On May 30, 2006, we announced that Mr. Virgulak had decided to terminate his employment with us, and on that date we entered into a separation agreement with Mr. Virgulak.  We and Mr. Virgulak agreed that the separation agreement superseded all prior agreements between us and Mr. Virgulak, including without limitation the provisions of the agreements and plans discussed above with respect to Mr. Kenny and

Mr. Siverd, and that the payments and benefits to be paid to Mr. Virgulak under the separation agreement were to replace all payments and benefits that he would have been entitled to receive under any of the plans and agreements described in this subsection in connection with his termination of employment.

The payments we made in February 2007 to Mr. Virgulak under the terms of his separation agreement in connection with the termination of his employment are described on pages 26-27 of this Proxy Statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2006, all compensation determinations and awards were made by the independent Directors who make up the Compensation Committee who are identified on page 10.  There were no interlocking relationships between executive officers of the Company and the Compensation Committee members or other Directors of the Company during 2006.

TRANSACTIONS WITH RELATED PERSONS

The Company has not entered into any transactions since the beginning of its last fiscal year with any related person.  The Company is in the process of developing a formal policy for the review and approval any related person transaction which would be required to be disclosed under the rules of the SEC.

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO AUDIT GENERAL CABLE’S 2007 CONSOLIDATED FINANCIAL STATEMENTS AND INTERNAL CONTROL OVER FINANCIAL REPORTING

(Proposal 2)

On February 14, 2007, the Audit Committee of General Cable appointed Deloitte & Touche LLP, along with the member firm of Deloitte & Touche Tohmatsu and their respective affiliates (“Deloitte”), independent registered public accounting firm, to audit the consolidated financial statements of General Cable and its subsidiaries for 2007 and its internal control over financial reporting as of December 31, 2007.  The Board of Directors ratified that appointment and is submitting it to shareholders for a vote at the Annual Meeting.

Principal Accounting Firm Fees.  Aggregate fees billed to the Company for the fiscal years ended December 31, 2006 and 2005 by Deloitte and its affiliates were as follows:

	Fiscal Year Ended
	2006	2005
Audit Fees(1)	$2,911,000	$2,425,714
Audit-related Fees(2)	103,000	117,802
Tax Fees(3)	305,000	209,967
All Other Fees	0	0
	$3,319,000	$2,753,483

(1)

Includes reviews of registration statements, and related consents and comfort letters.

(2)

Includes employee benefit plan audits and assistance in implementation of Section 404 of Sarbanes-Oxley Act.

(3)

Includes fees for tax compliance, consultation and planning.

General Cable expects representatives of Deloitte to attend the Annual Meeting and be available to respond to appropriate questions from shareholders.  The Deloitte representatives will also have the opportunity to make a statement if they so desire.

The Board of Directors recommends that shareholders vote FOR the proposal to ratify the appointment of Deloitte & Touche, LLP to audit General Cable’s 2007 consolidated financial statements and internal control over financial reporting.

PROPOSED AMENDMENT OF CERTIFICATE OF INCORPORATION

TO INCREASE AUTHORIZED SHARES OF GENERAL CABLE

COMMON STOCK

(Proposal 3)

Increase in Authorized Common Stock

The Board of Directors recommends that the Company’s Certificate of Incorporation (“Certificate”) be amended to change Article IV Section 4.1 of the Certificate to increase the amount of common stock authorized from 75,000,000 to 200,000,000, an increase of 125,000,000 shares (see Exhibit A).  The terms and rights of common stock authorized under the Proposed Amendment would be identical to the common stock already authorized pursuant to the Company’s Certificate of Incorporation. Under the Delaware General Corporation Law, such shares may only be authorized by an amendment to the Certificate.  Although the shareholders must approve increases to the number of shares of capital stock authorized, shares may be issued by the Board of Directors in exchange for adequate consideration without the approval of the shareholders of the Company.

The primary reason for this Proposed Amendment is that the Company has relatively few remaining shares of authorized but unissued common stock.  At present, Article IV of the Company’s current Certificate, as amended to the date hereof, allows the Company to have 75,000,000 shares of common stock authorized.  As of the Record Date, 52,259,737 shares of the Company, or approximately 69.68% of the total authorized amount, were issued and outstanding to approximately 2,077 holders of record.  As of the Record Date, 9,922,150 shares, or approximately 18.99% of the total authorized amount, were reserved for issuance under the Company’s benefit and purchase plans, including the 2005 Stock Incentive Plan, and in respect of our outstanding 5.75% Preferred Stock and our 0.875% Senior  Convertible Notes.

Under the Company’s present Certificate, shareholders have no preemptive rights with respect to the authorization or issuance of the Company’s capital stock.  No holder of the Company’s capital stock has or will have the right of cumulative voting at any election of Directors or upon any other matter.  Once authorized, shares of common stock generally may be issued solely upon the action of the Board of Directors in exchange for adequate consideration therefor.  The additional shares of common stock, when issued, will have the same rights as the presently authorized shares of common stock.  Neither this nor any of the other Proposed Amendments will modify the Certificate to provide preemptive rights or cumulative voting.  It is the present intention of the Board of Directors that the adoption of this Proposed Amendment to increase the amount of authorized common stock will not result in the immediate issuance of any additional common stock shares.  This increase, however, is intended to insure that there will be sufficient authorized but unissued shares available for future issuance in connection with the corporate purposes described below.  Approval of this proposal will permit the Board to issue such additional shares in the future without further approval of the shareholders unless otherwise required by law or the Company’s Certificate.

Reasons for the Proposed Amendment

The Board of Directors believes that additional shares of common stock should be available for issuance by the Board of Directors from time to time for stock splits, stock dividends, acquisitions, future financings, employee benefit plans and for other proper corporate purposes.  The increase in the authorized shares could also be used to impede an attempt to acquire control of the Company without the consent of the Board of Directors since new shares could be issued to dilute the stock ownership of a person engaging in such an attempt.

The additional flexibility afforded by the ability to issue the common stock could enhance the arm’s-length bargaining capability of the Board of Directors on behalf of the Company’s shareholders in a situation involving a solicitation to obtain control of the Company without the approval of the Board of Directors.  The additional shares of common stock proposed to be authorized might also be issued to a holder who would vote against a proposed merger or sale of assets or other corporate transaction and therefore might be available to impede or discourage an acquisition of the Company without the consent of the Board of Directors.  However, such an issuance would also affect shareholder value by diluting the stock ownership of all shareholders, who at the time of such issuance, own stock of the same class whether such shareholders were in favor of or against such transaction.  The Board of Directors has no present plans or agreements for the issuance of common stock, except for such stock issued pursuant to any of the Company’s existing or proposed employee benefit plans, and does not intend to issue any common stock except on terms which the Board of Directors deems to be in the best interests of the Company and its shareholders.

The Board of Directors recommends that shareholders vote FOR the proposal to amend the Certificate of Incorporation to increase the number of authorized shares of General Cable common stock from 75,000,000 to 200,000,000.

OTHER INFORMATION

Solicitation of Proxies

Solicitation of proxies is being made by management at the direction of General Cable’s Board of Directors, without additional compensation, through the mail, in person or by telephone.  The cost will be borne by General Cable.  In addition, General Cable will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record and General Cable will reimburse them for their expenses in so doing.  General Cable has retained D. F. King & Co., Inc. to aid in the solicitation of proxies for a fee of $5,500 plus out-of-pocket expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires General Cable’s Directors and executive officers, and persons who own more than 10% of a registered class of equity securities, to file initial reports of ownership and reports of changes in ownership of General Cable common stock with the SEC.  These persons are required by SEC regulations to furnish General Cable with copies of all Section 16(a) forms which they file.  Based on review of the copies of forms furnished to General Cable and filed with the SEC, General Cable believes that all such SEC filings during 2006 complied with the reporting requirements.

Shareholder Proposals for 2008 Annual Meeting

Shareholder proposals under Rule 14a-8 of the Securities Exchange Act of 1934 for the 2008 Annual Meeting of Shareholders must be received by General Cable no later than December 1, 2007, in order to be considered for inclusion in General Cable’s proxy statement and a form of proxy for that meeting.  Shareholder proposals not made under Rule 14a-8 must be made in accordance with the 60 (sixty) day advance notice procedure described on page 12.  All proposals must be communicated in writing to the Secretary of General Cable at its World Headquarters at 4 Tesseneer Drive, Highland Heights, Kentucky 41076.

By Order of the Board of Directors,

ROBERT J. SIVERD

Secretary

Highland Heights, Kentucky

March 26, 2007

EXHIBIT A

APPROVAL OF AMENDMENT TO

CERTIFICATE OF INCORPORATION TO INCREASE

AUTHORIZED SHARES OF GENERAL CABLE COMMON STOCK BY

GENERAL CABLE CORPORATION BOARD OF DIRECTORS ON FEBRUARY 20, 2007

WHEREAS, the Board of Directors believes that it is advisable and in the best interests of the Corporation and its stockholders to amend certain provisions of its Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to increase the number of authorized shares of common stock to be available for issuance by the Board of Directors from time to time for stock splits, stock dividends, acquisitions, future financings, employee benefit plans and for other proper corporate purposes.

NOW, THEREFORE, BE IT:

RESOLVED, that a proposal to amend Article FOURTH of the Certificate of Incorporation to increase the number of authorized shares of common stock from 75,000,000 to 200,000,000 (“Proposal 3”) is hereby approved and be submitted to stockholders for their approval at the Annual Meeting; and be it further

RESOLVED, that, subject to the approval of stockholders of Proposal 3, SECTION 4.1 of ARTICLE IV of the Certificate of Incorporation be amended to read in its entirety as follows:

“SECTION 4.1. Total Number of Shares of Stock. The total number of shares of capital stock of all classes that the Corporation shall have authority to issue is two hundred twenty five million (225,000,000) shares. The authorized capital stock is divided into twenty five million (25,000,000) shares of preferred stock, of the par value of $.01 each (the “Preferred Stock”), and two hundred million (200,000,000) shares of common stock, of the par value $.01 each (the “Common Stock”)”;

and be it further

RESOLVED, that at any time prior to the effectiveness of the filing of the Certificate of Amendment of Certificate of Incorporation with the office of the Secretary of State of the State of Delaware, the Board of Directors may abandon such proposed amendment to the Certificate of Incorporation without any further action by the stockholders of the Corporation; and be it further

RESOLVED, that the proper officers of the Corporation are hereby authorized to take any and all such further action and to execute any and all further instruments and documents, in the name and on behalf of the Corporation, under its corporate seal or otherwise, and to pay all such costs and expenses, as shall be necessary or appropriate to carry out the intent and accomplish the purposes of the foregoing resolutions, and all previous actions taken and instruments and documents executed by the proper officers of the Corporation in the name and on behalf of the Corporation consistent with the purposes of the foregoing resolutions are hereby ratified, confirmed and approved.

Notice of

2007

Annual Meeting

Of Shareholders

And

Proxy Statement

GENERAL CABLE CORPORATION

HIGHLAND HEIGHTS, KENTUCKY

PROXY FOR 2007 ANNUAL MEETING OF SHAREHOLDERS, MAY 10, 2007

Solicited On Behalf of the Board of Directors

The Board of Directors of General Cable Corporation (“General Cable” or the “Company”) is providing this Proxy Statement for the solicitation of proxies from holders of outstanding common stock for the 2007 Annual Meeting of Shareholders (“Annual Meeting”) on May 10, 2007, and at any adjournment of the meeting.  The Annual Meeting will be held at 11:00 a.m., at the World Headquarters of the Company, 4 Tesseneer Drive, Highland Heights, Kentucky.  This is the principal executive office of General Cable.  General Cable is sending this Proxy Statement, proxy form, and General Cable’s Annual Report to Shareholders for 2006 to all shareholders entitled to receive notice and to vote at the Annual Meeting beginning on or about April 3, 2007.

Dated: _______________________________, 2007

__________________________________________

Signature

__________________________________________

Signature

Please sign exactly as your name or names appear here.  When shares are held by joint tenants, all should sign.  When signed as attorney, executor, administrator, trustee or guardian, please give your full title.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign name by authorized person.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

PLEASE VOTE

TO VIEW OUR ANNUAL REPORT ONLINE

GO TO:  http://www.generalcable.com

Proxy card must be signed and dated on the reverse side.

ê Please fold and detach card at perforation before mailing.  ê

........................................................................................................................................................................

GENERAL CABLE CORPORATION

PROXY

The Board knows of no other matters to be presented for shareholder action at the Annual Meeting.  In addition, on matters raised at the Annual Meeting that are not covered by this Proxy Statement, the persons named in the proxy card will have full discretionary authority to vote unless a shareholder has followed the advance notice procedures.  If the nominee for election as a director becomes unable to accept nomination or election, which we do not anticipate, the persons named in the proxy will vote for the election of another person recommended by the Board.

This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder.  If no direction is made, this Proxy will be voted “FOR” Proposals 1, 2 and 3.  The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.

1.

Election of Director:  (1)  John E. Welsh, III

❑

FOR the nominee listed above

❑

WITHHOLD AUTHORITY to vote for the nominee listed above

2.

Ratify the appointment of Deloitte & Touche LLP to audit the 2007 consolidated financial statements of General Cable.

❑

FOR

❑

AGAINST

❑

ABSTAIN

3.

Approve Amendment to General Cable Certificate of Incorporation to increase authorized common stock.

❑

FOR

❑

AGAINST

❑

ABSTAIN

❑  I plan to attend the Annual Meeting.

(Continued, and to be signed, on the reverse side)

GENERAL CABLE c/o National City Bank Shareholder Services Operations Loc 5352 P. O. Box 94509 Cleveland, OH 44101-4509	VOTE BY TELEPHONE
Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 6:00 a.m. eastern daylight time on May 10, 2007 to be counted in the final tabulation.

If you vote by telephone or over the Internet, do not mail your proxy card.

è

Proxy card must be signed and dated below.

ê Please fold and detach card at perforation before mailing. ê

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